Exhibit 10.14

Industrial Lease

Willow Park

Menlo Park, California

AMB Property, L.P., a Delaware limited partnership,

as Landlord,

and

Pacific Biosciences of California, Inc., a Delaware corporation dba Pac Bio, Inc.,

as Tenant

i

	12.3	Criteria for Consent	10
	12.4	Effectiveness of Transfer and Continuing Obligations	10
	12.5	Rent Adjustment/Recapture	11
	12.6	Transfer Premium	11
	12.7	Waiver	11
	12.8	Special Transfer Prohibitions	11
	12.9	Affiliates	11

13.	Default; Remedies		12
	13.1	Default	12
	13.2	Remedies	12
	13.3	Late Charges	13

14.	Condemnation		14

15.	Estoppel Certificate and Financial Statements		14
	15.1	Estoppel Certificate	14
	15.2	Financial Statement	14

16.	Additional Covenants and Provisions		14
	16.1	Severability	14
	16.2	Interest on Past-Due Obligations	14
	16.3	Time of Essence	14
	16.4	Landlord Liability	14
	16.5	Entire Agreement	14
	16.6	Notice Requirements	15
	16.7	Date of Notice	15
	16.8	Waivers	15
	16.9	Holdover	15
	16.10	Cumulative Remedies	15
	16.11	Binding Effect; Choice of Law	15
	16.12	Landlord	15
	16.13	Attorneys’ Fees and Other Costs	15
	16.14	Landlord’s Access; Showing Premises; Repairs	15
	16.15	Signs	16
	16.16	Termination; Merger	16
	16.17	Quiet Possession	16
	16.18	Subordination, Attornment; Non-Disturbance	16
	16.19	Rules and Regulations	16
	16.20	Security Measures	16
	16.21	Reservations	16
	16.22	Conflict	17
	16.23	Offer	17
	16.24	Amendments	17
	16.25	Multiple Parties	17
	16.26	Authority	17
	16.27	Recordation	17
	16.28	Confidentiality	17
	16.29	Landlord Renovations	17
	16.30	Waiver of Jury Trial	17
	16.31	Termination Right	17
	16.32	Cubicles and Equipment	18
	16.33	HVAC Units	18
	16.34	Additional Equipment	18
	16.35	Generator	18

Glossary

The following terms in the Lease are defined in the paragraphs opposite the terms.

Term	Defined in Paragraph

Additional Equipment	16.34
Additional Rent	4.1
Affiliates	12.9
Alteration/Alterations	7.3
Applicable Requirements	6.3
Approved Final Drawings	Exhibit G
Architect	Exhibit F
Base Rent	1.4
Basic Provisions	1
Brokers	1.13
Building	1.2
Building Operating Expenses	4.2(b)
Building Standards	Exhibit G
Change Order	Exhibit G
Change Requests	Exhibit G
Code	12.8
Commencement Date	1.3
Commencement Date Certificate	3.3
Common Areas	2.2
Common Area Operating Expenses	4.2(b)
condemnation	14
Construction Documents	Exhibit F
Contractor	Exhibit F
Cubicles and Equipment	16.32
CUP	6.5
Default	13.1
Equipment Area	16.35
Excess Option Term Tenant Improvement Costs	Exhibit G
Expiration Date	1.3
Extended Term	Addendum 1
Final Drawings	Exhibit G
Force Majeure Delays	Exhibit G
General Contractor	Exhibit G
Generator Equipment	16.35
Hamilton Court Lease	1.4
Hazardous Substance	6.2(a)
HVAC	4.2(a)(x)
Industrial Center	1.2
Initial Plans	Exhibit G
Initial Tenant Improvement Costs	Exhibit F
Initial Tenant Improvements	Exhibit F
Landlord	1.1
Landlord Entities	6.2(c)
Landlord Response Period	12.2
Lease	1.1
Lenders	6.4
Mortgage	16.18(a)
nondisturbance agreement	16.18(c)
Operating Expenses	4.2
Option	Addendum 1
Option Notice	Addendum 1
Option Term Tenant Improvement Allowance	Exhibit G
Option Term Tenant Improvement Costs	Exhibit G
Option Term Tenant Improvements	Exhibit G
Party/Parties	1.1
Permitted Use	1.8
Phase	1.2
Phase Operating Expenses	4.2(b)
Plans and Specifications	Exhibit F
Premises	1.2
Prevailing Party	16.13
Proposed Effective Date	12.2
Real Property Taxes	10.2
Renovations	16.29
Rent	4.1
Reportable Use	6.2(a)
Requesting Party	15.1

Responding Party	15.1
Rules and Regulations	16.19
Second Response Period	12.2
Security Deposit	1.7
Subject Space	12.2
Substantial Completion/Substantially Completed/ Substantially Complete	Exhibit G
Tenant	1.1
Tenant Delays	Exhibit G
Tenant Entities	6.2(c)
Tenant Move-in Questionnaire	6.5
Tenant’s Installations	Exhibit G
Tenant’s Notice	12.2
Tenant’s Share	1.5
Term	1.3
Termination Date	16.31(a)
Termination Notice	16.31(a)
Termination Option	16.31
Transfer Plans and Specifications	12.3
Transfer Premium	12.6
Transferee	12.1
Transferee HazMat Certificate	12.4
Transfers	12.1
Utility Expenses	11
Work	Exhibit G

AMB Property Corporation

Industrial Lease

1. Basic Provisions (“Basic Provisions”).

1.1 Parties. This Lease (“Lease”) dated September 24, 2009, is made by and between AMB Property. L.P., a Delaware limited partnership (“Landlord”) and Pacific Biosciences of California, Inc., a Delaware corporation dba Pac Bio, Inc. (“Tenant”) (collectively, the “Parties” or individually, a “Party”).

1.2 Premises. The premises (“Premises”), which are the subject of this Lease, are located in the industrial center commonly known as Willow Park (the “Industrial Center”). The Premises consist of an approximately 22,267 square foot building (“Building”) commonly known as 1392 Hamilton Avenue, Menlo Park, California and as depicted on Exhibit A. The Building is also identified on Exhibit A. The phase (“Phase”), which is also identified on Exhibit A, consists of a portion of the Industrial Center in which the Building is located.

If the Premises are all of the Building, there shall, for purposes of this Lease, be no distinction between the words “Premises” or “Building.” Tenant shall have nonexclusive rights to the Common Areas (as defined in Paragraph 2.2 below) but shall not have any rights to the roof, exterior walls, or utility raceways of the Building or to any other buildings in the Industrial Center, except to the extent required by the terms of Paragraph 7.1 of this Lease. The Industrial Center consists of the Premises, the Building, the Phase, the Common Areas, the land upon which they are located, and all other buildings and improvements within the boundaries of the Industrial Center.

1.3 Term. One (1) year (“Term”) commencing on September 30, 2009 (“Commencement Date”) and ending September 30, 2010 (“Expiration Date”).

1.4 Base Rent. Base monthly rent (“Base Rent”) shall be payable as follows:

Months of Term	Base Rent Rate Per Square Foot Per Month	Monthly Base Rent

01-08*	$0	$0
09-12	$0.75	$16,700.25

*	In the event Landlord and Tenant have not executed and delivered a lease for any of 1394 Hamilton Court, 1380 Willow Road or 1003-1005 Hamilton Court, Menlo Park, California (the “Hamilton Court Lease”) on or before January 1, 2010, then, Tenant shall pay to Landlord no later than January 5, 2010, (i) an amount equal to Eleven Thousand One Hundred Thirty Three and 50/00 Dollars ($11,133.50) as monthly Base Rent for the month of December 2009 and (ii) monthly Base Rent for January 2010. In addition, monthly Base Rent thereafter continuing through May 31, 2010. shall be Eleven Thousand One Hundred Thirty Three and 50/100 Dollars ($11,133.50).

1.5 Tenant’s Share of Operating Expenses (“Tenant’s Share”).

(a)	Common Area Operating Expenses	2.2%
(b)	Building Operating Expenses	100%
(c)	Phase Operating Expenses	13.6%

1.6 Tenant’s Estimated Monthly Rent Payment. Following is the estimated monthly Rent payment to Landlord pursuant to the provisions of this Lease. This estimate is made at the inception of the Lease and is subject to adjustment pursuant to the provisions of this Lease. The Estimated Total Monthly Payment, set forth below, shall be paid upon the execution of this Lease.

(a)	Base Rent (Paragraph 4.1)	$16,700.25
(b)	Operating Expenses (Paragraph 4.2, excluding Real Property Taxes, Landlord Insurance, and HVAC)	$3,790.54
(c)	Landlord Insurance (Paragraph 8.3)	$351.29
(d)	Real Property Taxes (Paragraph 10)	$2,019.34

	Estimated Total Monthly Payment	$22,861.42

1.7 Security Deposit. $22,861.42 (“Security Deposit”).

1.8 Permitted Use (“Permitted Use”). General office, manufacturing, wet laboratory and other research and development uses consistent with biotechnology and medical device companies, but only to the extent permitted by the City in which the Premises are located and all agencies and governmental authorities having jurisdiction of the Premises.

1.9 Guarantor. None

1.10 Addenda. Attached hereto are the following Addenda, all of which constitute a part of this Lease:

Addendum 1:      Option to Extend

1.11 Exhibits. Attached hereto are the following Exhibits, all of which constitute a part of this Lease:

Exhibit A:	Description of Premises.
Exhibit B:	Commencement Date Certificate.
Exhibit C:	Tenant Move-in and Lease Renewal Environmental Questionnaire
Exhibit D:	Move Out Standards
Exhibit E:	Rules and Regulations
Exhibit F:	Initial Tenant Improvements
Exhibit G:	Option Term Tenant Improvements
Exhibit H:	List of Cubicles and Equipment
Exhibit I:	Location of Communications Conduit
Exhibit J:	CUP

1.12 Address for Rent Payments. All amounts payable by Tenant to Landlord shall, until further notice from Landlord, be paid to Landlord at the following address:

AMB Property, L.P.

c/o AMB Property Corporation

P.O. Box 6156

Hicksville, NY 11802-6156

1.13 Brokers. Tenant represents that it has not dealt with any real estate brokers or agents other than NAI BT Commercial representing Landlord and Cornish & Carey Commercial representing Tenant (collectively, the “Brokers”). The Brokers shall receive commissions pursuant to a separate listing agreement with Landlord.

2. Premises and Common Areas.

2.1 Letting. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises upon all of (he terms, covenants, and conditions, set forth in this Lease. Any statement of square footage set forth in this Lease or that may have been used in calculating Base Rent and/or Operating Expenses is an approximation which Landlord and Tenant agree is reasonable, and the Base Rent and Tenant’s Share based thereon is not subject to revision whether or not the actual square footage is more or less. Tenant accepts the Premises in its present “As-Is” condition, state of repair and operating order. Landlord shall deliver the Premises, clean room, roof and lights in good working order and repair with the existing building operating systems, including electrical, mechanical, plumbing, lighting and sprinkler systems in good working order and repair as of the Commencement Date of the Lease and Tenant shall have a warranty period of sixty (60) days after the Commencement Date to confirm such condition. Tenant’s failure to notify Landlord in writing within such sixty (60) day period of any deficiencies in such systems shall be deemed Tenant’s approval of the condition thereof. Landlord also agrees that Landlord shall install a new exhaust system for the Premises as soon as reasonably practicable following Tenant’s written request to Landlord, as more particularly set forth in Exhibit F-4 attached hereto and incorporated herein by this reference. Landlord shall use commercially reasonable efforts to install such exhaust system prior to the Commencement Date so long as the timing of Tenant’s delivery of written notice to Landlord provides Landlord with a commercially reasonable amount of time to do so. The specifications of such system shall be subject to the reasonable approval of Landlord and Tenant.

2.2 Common Areas - Definition. “Common Areas” are all areas and facilities outside the Premises and within the exterior boundary line of the Industrial Center and interior utility raceways within the Premises that are provided and designated by the Landlord from time to time for the general nonexclusive use of Landlord, Tenant, and other tenants of the Industrial Center and their respective employees, suppliers, shippers, tenants, contractors, and invitees.

2.3 Common Areas - Tenant’s Rights. Landlord hereby grants to Tenant, for the benefit of Tenant and its employees, suppliers, shippers, contractors, customers, and invitees, during the term of this Lease, the nonexclusive right to use, in common with others entitled to such use, the Common Areas as they exist from time to time, subject to any rights, powers, and privileges reserved by Landlord under the terms hereof or under the terms of any rules and regulations or covenants, conditions, and restrictions governing the use of the Industrial Center.

2.4 Common Areas - Rules and Regulations. Landlord shall have the exclusive control and management of the Common Areas and shall have the right, from time to time, to establish, modify, amend, and enforce reasonable Rules and Regulations with respect thereto in accordance with Paragraph 16.19.

2.5 Common Area Changes. Landlord shall have the right, in Landlord’s sole discretion, from time to time:

(a) To make changes to the Common Areas, including, without limitation, changes in the locations, size, shape, and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, walkways, and utility raceways;

(b) To close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available;

(c) To designate other land outside the boundaries of the Industrial Center to be a part of the Common Areas;

(d) To add additional buildings and improvements to the Common Areas;

(e) To use the Common Areas while engaged in making additional improvements, repairs, or alterations to the Industrial Center, or any portion thereof; and

(f) To do and perform such other acts and make such other changes in, to, or with respect to the Common Areas and Industrial Center as Landlord may, in the exercise of sound business judgment, deem to be appropriate.

2.6 Parking. At no additional cost to Tenant, Tenant may use Tenant’s Share of the undesignated vehicle parking spaces, on an unreserved and unassigned basis, on those portions of the Common Areas designated by Landlord for such parking. Landlord shall exercise reasonable efforts to ensure that such spaces are available to Tenant for its use, but Landlord shall not be required to enforce Tenant’s right to use the same. Tenant shall not use more parking spaces than such number. Such parking spaces shall be used only for parking by vehicles no larger than full sized passenger automobiles or pick-up trucks and in no event shall Tenant or any of Tenant’s Entities park or permit any parking of vehicles overnight. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, suppliers, shippers, customers or invitees to be loaded, unloaded or parked in areas other than those designated by Landlord for such activities. If Tenant permits or allows any of the prohibited activities described herein, then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Tenant, which cost shall be immediately payable as additional rent upon demand by Landlord. Landlord may change the number of parking spaces and configuration of the parking areas at any time, and may assign reserved parking spaces to any tenant, in Landlord’s sole discretion; provided. Landlord shall not reduce Tenant’s Share of undesignated vehicle parking spaces.

2.7 Access. Subject to emergencies. Applicable Requirements (defined below) and the terms of Paragraphs 9 and 14, Landlord shall use its commercially reasonable efforts to provide access to Tenant through that certain gale which separates Adams Court and the Phase, twenty four (24) hours a day, seven (7) days a week.

2.8 Communications Conduit. As soon as reasonably practicable, Landlord shall install a communications conduit from the exterior of the Building to the perimeter of the Phase as shown on Exhibit I attached hereto and incorporated herein by this reference.

3. Term.

3.1 Term. The Commencement Date, Expiration Date, and Term of this Lease are as specified in Paragraph 1.3.

3.2 Delay in Possession. If for any reason Landlord cannot deliver possession of the Premises to Tenant by the Commencement Date, Landlord shall not be subject to any liability therefor, nor shall such failure affect the validity of this Lease or the obligations of Tenant hereunder. In such case, Tenant shall not, except as otherwise provided herein, be obligated to pay Rent or perform any other obligation of Tenant under the terms of this Lease until Landlord delivers possession of the Premises to Tenant.

3.3 Commencement Date Certificate. At the request of Landlord, Tenant shall execute and deliver to Landlord a completed certificate (“Commencement Date Certificate”) in the form attached hereto as Exhibit B.

4. Rent.

4.1 Base Rent. Tenant shall pay to Landlord Base Rent and other monetary obligations of Tenant to Landlord under the terms of this Lease (such other monetary obligations are herein referred to as “Additional Rent”) in lawful money of the United States, without offset or deduction, in advance on or before the first day of each month of the Term; provided, Tenant shall not be obligated to pay Base Rent for the first eight (S) months of the Term except as provided in Paragraph 1.4 above. Base Rent and Additional Rent for any period during the term hereof which is for less than one full month shall be prorated based upon the actual number of days of the month involved. Payment of Base Rent and Additional Rent shall be made to Landlord at its address stated herein or to such other persons or at such other addresses as Landlord may from time to time designate in writing to Tenant. Base Rent and Additional Rent are collectively referred to as “Rent.” All monetary obligations of Tenant to Landlord under the terms of this Lease are deemed to be Rent.

4.2 Operating Expenses. Tenant shall pay to Landlord on the first (1st) day of each month during the Term hereof, in addition to the Base Rent as and when set forth above in Section 4.1, Tenant’s Share of all Operating Expenses in accordance with the following provisions.

(a) “Operating Expenses” are all costs incurred by Landlord relating to the ownership and/or operation of the Industrial Center, Phase. Building, and Premises including, but not limited to, the following:

(i) Expenses relating to the ownership, management, maintenance, repair, replacement and/or operation of the Common Areas, including, without limitation, parking areas, loading and unloading areas, trash areas, roadways, sidewalks, walkways, parkways, driveways, rail spurs, landscaped areas, striping, bumpers, irrigation systems, drainage systems, lighting facilities, fences and gales, exterior signs, and/or tenant directories.

(ii) Water, gas, electricity, telephone, and other utilities not paid for directly by tenants of the Industrial Center.

(iii) Trash disposal, snow removal, security and the management and administration of any and ail portions of the Industrial Center, including, without limitation, a property management fee, accounting, auditing, billing, postage, salaries and benefits for clerical and supervisory employees, whether located at the Industrial Center or off-site, payroll taxes and legal and accounting costs and all fees, licenses and permits related to the ownership, operation and management of the Industrial Center;

(iv) Reserves set aside for maintenance, repair and replacements of improvements within the Industrial Center.

(v) Real Property Taxes.

(vi) Premiums and all applicable deductibles for the insurance policies maintained by Landlord under paragraph 8 below.

(vii) Environmental monitoring and insurance programs.

(viii) Monthly amortization of capital improvements to any portion of the Industrial Center which are not expensed by Landlord, including any capital improvements made pursuant to Paragraph 7.2 below which are subject to reimbursement under this Paragraph 4.2. The monthly amortization of any such capital improvement shall be the sum of the (a) quotient obtained by dividing the cost of the capital improvement by Landlord’s reasonable estimate of the number of months of useful life of such improvement plus (b) an amount equal to the cost of the capital improvement with interest thereon at the lesser of 10% per annum or the maximum interest rate permitted by law.

(ix) Maintenance of the Industrial Center, including, but not limited to, painting, caulking, and repair and replacement of Building components, including, but not limited to, roof membrane, elevators, and fire detection and sprinkler systems.

(x) Heating, ventilating, and air conditioning systems (“HVAC”) the costs for which are not the sole responsibility of Tenant or another tenant of the Industrial Center.

(b) Tenant’s Share of Operating Expenses that are not specifically attributed to the Premises, Building or Phase (“Common Area Operating Expenses”) shall be that percentage shown in Paragraph 1.5(a). Tenant’s Share of Operating Expenses that are attributable to the Building (“Building Operating Expenses”) shall be that percentage shown in Paragraph 1.5(b). Tenant’s Share of Phase Operating Expenses that are attributable to the Phase (“Phase Operating Expenses”) shall be that percentage shown in Paragraph 1.5(c). Landlord, in its sole discretion, shall determine which Operating Expenses are Common Area Operating Expenses, Building Operating Expenses, Phase Operating Expenses or expenses to be entirely borne by Tenant.

(c) The inclusion of the improvements, facilities, and services set forth in Subparagraph 4.2(a) shall not impose any obligation upon Landlord either to have said improvements or facilities or to provide those services.

(d) Tenant shall pay monthly in advance, on the same day that the Base Rent is due. Tenant’s Share of the expenses set forth in Paragraph 1.6. Landlord shall deliver to Tenant within 90 days after the expiration of each calendar year a reasonably detailed statement showing Tenant’s Share of the actual expenses incurred during the preceding year. If Tenant’s estimated payments under this Paragraph 4(d) during the preceding year exceed Tenant’s Share as indicated on said statement, Tenant shall be credited the amount of such overpayment against Tenant’s Share of expenses next becoming due. If Tenant’s estimated payments under this Paragraph 4.2(d) during said preceding year were less than Tenant’s Share as indicated on said statement, Tenant shall pay to Landlord the amount of the deficiency within 10 days after delivery by Landlord to Tenant of said statement. At any time following at least ten (10) days written notice to Tenant, Landlord may adjust the amount of the estimated Tenant’s Share of expenses to reflect Landlord’s estimate of such expenses for the year.

(e) Notwithstanding anything to the contrary contained herein, for purposes of this Lease, the term “Operating Expenses” shall not include the following: (i) costs (including permit, license, and inspection fees) incurred in renovating, improving, decorating, painting, or redecorating vacant space or space for other tenants within the Industrial Center; (ii) legal and auditing fees (other than those fees reasonably incurred in connection with the ownership and operation of all or any portion the Industrial Center); (iii) leasing commissions, advertising expenses, and other costs incurred in connection with the original leasing of the Industrial Center or future re-leasing of any portion of the Industrial Center; (iv) depreciation of the Building or any other improvements situated within the Industrial Center; (v) any items for which Landlord is actually and directly reimbursed by any other tenant of the Industrial Center; (vi) costs of repairs or other work necessitated by fire, windstorm or other casualty (excluding any deductibles) and/or costs of repair or other work necessitated by the exercise of the right of eminent domain to the extent insurance proceeds or a condemnation award, as applicable, is actually received by Landlord for such purposes; provided, such costs of repairs or other work shall be paid by the parties in accordance with the provisions of Sections 7, S and 9 below; (vii) oilier than any interest charges as expressly provided for in this Lease, any interest or payments on any financing for any portion of the Industrial Center, interest and penalties incurred as a result of Landlord’s late payment of any invoice (provided that Tenant pays Tenant’s Share of expenses to Landlord when due as set forth herein), and any bad debt loss, rent loss or reserves for same; (viii) any payments under a ground lease or master lease; and (ix) ) any capital improvements, unless such capital improvements are made (a) in order to replace any building equipment needed to operate the Building or Property at the same quality levels (or levels of efficiency) as prior to the replacement, or (b) with the intention of reducing the costs of the operations of the Building and/or Property, or (c) to comply with government regulations, laws, or ordinances including, but not limited to the Americans with Disabilities Act, which first came into effect following the Commencement Date.

5. Security Deposit. Tenant shall deposit with Landlord upon Tenant’s execution hereof the Security Deposit set forth in Paragraph 1.7 as security for Tenant’s faithful performance of Tenant’s obligations under this Lease. If Tenant fails to pay Base Rent or Additional Rent or otherwise defaults under this Lease (as defined in Paragraph 13.1), Landlord may use the Security Deposit for the payment of any amount due Landlord or to reimburse or compensate Landlord for any liability, cost, expense, loss, or damage (including attorneys’ fees) which Landlord may suffer or incur by reason thereof. Tenant shall on demand pay Landlord the amount so used or applied so as to restore the Security Deposit to the amount set forth in Paragraph 1.7. Landlord shall not be required to keep all or any part of the Security Deposit separate from its general accounts. Landlord shall, at the expiration or earlier termination of the Term hereof and after Tenant has vacated the Premises, return to Tenant that portion of the Security Deposit not used or applied by Landlord. No part of the Security Deposit shall be considered to be held in trust, to bear interest, or to be prepayment for any monies to be paid by Tenant under this Lease.

6. Use.

6.1 Permitted Use. Tenant shall use and occupy the Premises only for the Permitted Use set forth in Paragraph 1.8. Tenant shall not commit any nuisance, permit the emission of any objectionable noise or odor, suffer any waste, make any use of the Premises which is contrary to any law or ordinance, or which will invalidate or increase the premiums for any of Landlord’s insurance. Tenant shall not service, maintain, or repair vehicles on the Premises, Building, or Common Areas. Tenant shall not store foods, pallets, drums, or any other materials outside the Premises. Tenant’s use is subject to, and at all times Tenant shall comply with any and all Applicable Requirements, defined below. Landlord reserves to itself the right, from time to time, to grant, without the consent of Tenant, such easements, rights and dedications that Landlord deems reasonably necessary, and to cause the recordation of parcel or subdivision maps and/or restrictions, so long as such easements, rights, dedications, maps and restrictions, as applicable, do not materially and adversely interfere with Tenant’s operations in the Premises. Tenant agrees to sign any documents reasonably requested by Landlord to effectuate any such easements, rights, dedications, maps or restrictions. Tenant shall not initiate, submit an application for, or otherwise request, any land use approvals or entitlements with respect to the Premises or any other portion of the Industrial Center, including without limitation, any variance, conditional use permit or rezoning, without first obtaining Landlord’s prior written consent thereto, which consent may be given or withheld in Landlord’s sole discretion.

6.2 Hazardous Substances.

(a) Reportable Uses Require Consent. The term, “Hazardous Substance,” as used in this Lease, shall mean any product, substance, chemical, material, or waste whose presence, nature, quantity, and/or intensity of existence, use, manufacture, disposal, transportation, spill, release, or effect, either by itself or in combination with other materials expected to be on the Premises, is either: (i) potentially injurious to the public health, safety or welfare, the environment, or the Premises; (ii) regulated or monitored by any governmental authority; or (iii) a basis for potential liability of Landlord to any governmental agency or third party under any applicable statute or common law theory. Hazardous Substance shall include, but not be limited to, hydrocarbons, petroleum, gasoline, crude oil, or any products or by-products thereof. Tenant shall not engage in any activity in or about the Premises which constitutes a Reportable Use (as hereinafter defined) of Hazardous Substances without the express prior written consent of Landlord and compliance in a timely manner (at Tenant’s sole cost and expense) with all Applicable Requirements (as defined in Paragraph 6.3). “Reportable Use” shall mean (i) the installation or use of any above or below ground storage tank, (ii) the generation, possession, storage, use, transportation, or disposal of a Hazardous Substance that requires a permit from, or with respect to which a report, notice, registration, or business plan is required to be filed with, any governmental authority, and (iii) the presence in, on, or about the Premises of a Hazardous Substance with respect to which any Applicable Requirements require that a notice be given to persons entering or occupying the Premises or neighboring properties. Notwithstanding the foregoing, Tenant may, without Landlord’s prior consent, but upon notice to Landlord and in compliance with all Applicable Requirements, use any ordinary and customary materials reasonably required to be used by Tenant in the normal course of the Permitted Use, so long as such use is not a Reportable Use and does not expose the Premises or neighboring properties to any meaningful risk of contamination or damage, or expose Landlord to any liability therefor. In addition, Landlord may (but without any obligation to do so) condition its consent to any Reportable Use of any Hazardous Substance by Tenant upon Tenant’s giving Landlord such additional assurances as Landlord, in its reasonable discretion, deems necessary to protect itself, the public, the Premises, and the environment against damage, contamination, injury, and/or liability therefor, including but not limited to the installation (and, at Landlord’s option, removal on or before Lease expiration or earlier termination) of reasonably necessary protective modifications to the Premises (such as concrete encasements) and/or the deposit of an additional Security Deposit.

(b) Duty to Inform Landlord. If Tenant knows, or has reasonable cause to believe, that a Hazardous Substance is located in, under, or about the Premises or the Building, Tenant shall immediately give Landlord written notice thereof, together with a copy of any statement, report, notice, registration, application, permit, business plan, license, claim, action, or proceeding given to. or received from, any governmental authority or private party concerning the presence, spill, release, discharge of, or exposure to such Hazardous Substance. Tenant shall not cause or permit any Hazardous Substance to be spilled or released in, on, under, or about the Premises (including, without limitation, through the plumbing or sanitary sewer system).

(c) Indemnification. Tenant shall indemnify, protect, defend, and hold Landlord, Landlord’s affiliates, Lenders, and the officers, directors, shareholders, partners, employees, managers, independent contractors, attorneys, and agents of the foregoing (“Landlord Entities”) and the Premises harmless from and against any and all damages, liabilities, judgments, costs, claims, liens, expenses, penalties, loss of permits, and attorneys’ and consultants’

fees arising out of or involving any Hazardous Substance on or brought onto the Premises by or for Tenant or by any of Tenant’s employees, agents, contractors, servants, visitors, suppliers, or invitees (such employees, agents, contractors, servants, visitors, suppliers, and invitees as herein collectively referred to as “Tenant Entities”). Tenant’s obligations under this Paragraph 6.2(c) shall include, but not be limited to, the effects of any contamination or injury to person, property, or the environment created or suffered by Tenant, and the cost of investigation (including consultants’ and attorneys’ fees and testing), removal, remediation, restoration and/or abatement thereof, or of any contamination therein involved. Tenant’s obligations under this Paragraph 6.2(c) shall survive the Expiration Date or earlier termination of this Lease.

6.3 Tenant’s Compliance with Requirements. Tenant shall, at Tenant’s sole cost and expense, fully, diligently, and in a timely manner comply with all “Applicable Requirements,” which term is used in this Lease to mean all laws, rules, regulations, ordinances, directives, covenants, easements, and restrictions of record, permits, the requirements of any applicable fire insurance underwriter or rating bureau, and the recommendations of Landlord’s engineers and/or consultants, relating in any manner to the Premises (including but not limited to matters pertaining to (a) industrial hygiene, (b) environmental conditions on. in, under, or about the Premises, including soil and groundwater conditions, and (c) the use, generation, manufacture, production, installation, maintenance, removal, transportation, storage, spill, or release of any Hazardous Substance), now in effect or which may hereafter come into effect. Tenant shall, within 5 days after receipt of Landlord’s written request, provide Landlord with copies of all documents and information evidencing Tenant’s compliance with any Applicable Requirements, and shall immediately upon receipt notify Landlord in writing (with copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint, or report pertaining to or involving failure by Tenant or the Premises to comply with any Applicable Requirements.

6.4 Inspection; Compliance with Law. In addition to Landlord’s environmental monitoring and insurance program, the cost of which is included in Operating Expenses, Landlord and the holders of any mortgages, deeds of trust, or ground leases on the Premises (“Lenders”) shall have the right to enter the Premises at any time in the case of an emergency, and otherwise at reasonable times, for the purpose of inspecting the condition of the Premises and for verifying compliance by Tenant with this Lease and all Applicable Requirements. Landlord shall be entitled to employ experts and/or consultants in connection therewith to advise Landlord with respect to Tenant’s installation, operation, use, monitoring, maintenance, or removal of any Hazardous Substance on or from the Premises. The cost and expenses of any such inspections shall be paid by the party requesting same unless a violation of Applicable Requirements exists or is imminent, or the inspection is requested or ordered by a governmental authority. Tenant shall upon request reimburse Landlord or Landlord’s Lender, as the case may be, for the costs and expenses of such inspections.

6.5 Tenant Move-in Questionnaire. Prior to executing this Lease, (i) Tenant has completed, executed and delivered to Landlord Tenant’s Move-in and Lease Renewal Environmental Questionnaire (the “Tenant Move-in Questionnaire”), a copy of which is attached hereto as Exhibit C and incorporated herein by this reference and (ii) delivered to Landlord a true and correct copy of Tenant’s Conditional Use Permit from the City of Menlo Park (“CUP”), which copy is attached hereto as Exhibit J. Tenant covenants, represents and warrants to Landlord that the information on the Tenant Move-in Questionnaire and the information regarding the type and quantity of Hazardous Substances shown in the CUP is true and correct and accurately describes the use(s) of Hazardous Substances which will be made and/or used on the Premises by Tenant. Subject to all of the terms and conditions of this Lease, Landlord consents to Tenant’s use of such Hazardous Substances.

6.6 Exculpation. Tenant shall neither be liable for nor otherwise obligated to Landlord under any provision of this Lease with respect to (i) any claim, remediation obligation, investigation obligation, liability, cause of action, attorney’s fees, consultants’ cost, expense or damage resulting from any Hazardous Substance present in, on or about the Premises, the Building or the Industrial Center to the extent neither caused nor otherwise permitted, directly or indirectly, by Tenant or the Tenant Entities; or (ii) the removal, investigation, monitoring or remediation of any Hazardous Substance present in, on or about the Premises, the Building or the Industrial Center caused by any source, including third parties other than Tenant and the Tenant Entities, as a result of or in connection with the acts or omissions of persons other than Tenant or the Tenant Entities; provided, however, Tenant shall be fully liable for and otherwise obligated to Landlord under the provisions of this Lease for all liabilities, costs, damages, penalties, claims, judgments, expenses (including without limitation, attorneys’ and experts’ fees and costs) and losses to the extent (a) Tenant or any of the Tenant Entities contributes to the presence of such Hazardous Substances or Tenant and/or any of the Tenant Entities exacerbates the conditions caused by such Hazardous Substances, or (b) Tenant and/or the Tenant Entities allows or permits persons over which Tenant or any of the Tenant Entities has control and/or for which Tenant or any of the Tenant Entities are legally responsible for, to cause such Hazardous Substances to be present in, on, under, through or about any portion of the Premises, the Building or the Industrial Center, or does not take all reasonably appropriate actions to prevent such persons over which Tenant or any of the Tenant Entities has control and/or for which Tenant or any of the Tenant Entities are legally responsible from causing the presence of Hazardous Substances in, on, under, through or about any portion of the Premises, the Building or the Industrial Center.

7. Maintenance, Repairs, Trade Fixtures and Alterations.

7.1 Tenant’s Obligations. Subject to the provisions of Paragraph 7.2 (Landlord’s Obligations), Paragraph 9 (Damage or Destruction), and Paragraph 14 (Condemnation), Tenant shall, at Tenant’s sole cost and expense and at all times, keep the Premises and every part thereof in good order, condition, and repair (whether or not such portion of the Premises requiring repair, or the means of repairing the same, are reasonably or readily accessible to Tenant and whether or not the need for such repairs occurs as a result of Tenant’s use, any prior use, the elements, or the age of such portion of the Premises) including, without limiting the generality of the foregoing, all equipment or facilities specifically serving the Premises, such as plumbing, heating, ventilating, air conditioning, electrical, lighting facilities, boilers, fired or unfired pressure vessels, fire hose connectors if within the Premises, fixtures, interior walls, interior surfaces of exterior walls, ceilings, floors, windows, doors, plate glass, and skylights, but excluding any items which are the responsibility of Landlord pursuant to Paragraph 7.2 below. Tenant’s obligations shall include restorations, replacements, or renewals when necessary to keep the Premises and all improvements thereon or a part thereof in good order, condition, and state of repair. Subject to the terms of Paragraph 8.4 of this Lease, Tenant shall also be solely responsible for the cost of all repairs and replacements caused by the negligent acts or omissions or intentional misconduct by Tenant or Tenant’s employees, contractors, agents, guests or invitees. If Tenant refuses or neglects to perform its obligations under this paragraph to the reasonable satisfaction of Landlord, Landlord may, but without obligation to do so. at any time perform the same without Landlord having any liability to Tenant for any loss or damage that may accrue to Tenant’s Property or to Tenant’s business by reason thereof. If Landlord performs any such obligations. Tenant shall pay to Landlord, as Additional Rent, Landlord’s costs and expenses incurred therefor.

7.2 Landlord’s Obligations. Subject to the provisions of Paragraph 6 (Use), Paragraph 7.1 (Tenant’s Obligations), Paragraph 9 (Damage or Destruction), and Paragraph 14 (Condemnation), Landlord, at its expense and not subject to the reimbursement requirements of Paragraph 4.2, shall maintain and repair the roof structure, foundations and the structure of the exterior walls of the Building. Landlord, subject to reimbursement pursuant to Paragraph 4.2, shall maintain and repair the Building roof membrane, Common Areas, and utility systems within the Industrial Center which are outside of the Premises. In addition, Landlord may, in Landlord’s sole discretion, and at Tenant’s sole cost, elect to contract for all or any portion of the maintenance, repair and/or replacement of the HVAC systems serving the Premises.

7.3 Alterations. Tenant shall not install any signs, fixtures, improvements, nor make or permit any other alterations or additions (individually, an “Alteration”, and collectively, the “Alterations”) to the Premises without the prior written consent of Landlord, except for Alterations that cumulatively cost less than Twenty Five Thousand Dollars ($25,000.00) and which do not affect the Building systems or the structural integrity or structural components of the Premises or the Building. In all events, Tenant shall deliver at least ten (10) days prior notice to Landlord, from the date Tenant intends to commence construction, sufficient to enable Landlord to post a Notice of Non-Responsibility and Tenant shall obtain all permits or other governmental approvals prior to commencing any of such work and deliver a copy of same to Landlord. All Alterations shall be at Tenant’s sole cost and expense in accordance with plans and specifications which have been previously submitted to and approved in writing by Landlord, and shall be installed by a licensed, insured, and bonded contractor (reasonably approved by Landlord) in compliance with all applicable Laws (including, but not limited to, the ADA), and all recorded matters and rules and regulations of the Industrial Center. In addition, all work with respect to any Alterations must be done in a good and workmanlike manner. Landlord’s approval of any plans, specifications or working drawings for Tenant’s Alterations shall not create nor impose any responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with any laws, ordinances, rules and regulations of governmental agencies or authorities. In performing the work of any such Alterations, Tenant shall have the work performed in such a manner as not to obstruct access to the Industrial Center, or the Common Areas for any other tenant of the Industrial Center, and as not to obstruct the business of Landlord or other tenants in the Industrial Center, or interfere with the labor force working in the Industrial Center. Except with respect to the Initial Tenant Improvements set forth in Exhibit F attached hereto and the Option Term Tenant Improvements set forth in Exhibit G attached hereto, as Additional Rent hereunder, Tenant shall reimburse Landlord, within ten (10) days after demand, for actual and reasonable legal, engineering, architectural, planning and other expenses incurred by Landlord in connection with Tenant’s Alterations, plus Tenant shall pay to Landlord a fee equal to one percent (1%) of the total cost of the Alterations. If Tenant makes any Alterations, Tenant agrees to carry “Builder’s All Risk” insurance, in an amount approved by Landlord and such other insurance as Landlord may require, it being understood and agreed that all of such Alterations shall be insured by Tenant in accordance with the terms of this Lease immediately upon completion thereof. Tenant shall keep the Premises and the properly on which the Premises are situated free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Tenant. Tenant shall, prior to construction of any and all Alterations, cause its contractor(s) and/or major subcontractor(s) to provide insurance as reasonably required by Landlord, and Tenant shall provide such assurances to Landlord, including without limitation, waivers of lien, surety company performance bonds as Landlord shall require to assure payment of the costs thereof to protect Landlord and the Industrial Center from and against any loss from any mechanic’s, materialmen’s or other liens.

7.4 Surrender/Restoration. Tenant shall surrender the Premises by the end of the last day of the Lease term or any earlier termination date, clean and free of debris and in good operating order, condition, and state of repair, ordinary wear and tear excepted and in accordance with the Move Out Standards set forth in Exhibit D to this Lease. Without limiting the generality of the above. Tenant shall remove all tenant improvements designated by Landlord in Landlord’s sole discretion, personal property, trade fixtures, and floor bolts, patch all floors, and cause all lights to be in good operating condition.

8. Insurance; Indemnity.

8.1 Payment of Premiums and Deductibles. The cost of the premiums and all applicable deductibles for the insurance policies maintained by Landlord under this Paragraph 8 shall be a Common Area Operating Expense reimbursable pursuant to Paragraph 4.2 hereof. Premiums for policy periods commencing prior to, or extending beyond, the term of this Lease shall be prorated to coincide with the corresponding Commencement Date and Expiration Date.

8.2 Tenant’s Insurance.

(a) At its sole cost and expense, Tenant shall maintain in full force and effect during the Term of the Lease the following insurance coverages insuring against claims which may arise from or in connection with the Tenant’s operation and use of the Premises.

(i) Commercial General Liability insurance with minimum limits of $1,000,000 per occurrence and $3,000,000 general aggregate for bodily injury, personal injury, and property damage. If required by Landlord, liquor liability coverage will be included. Such insurance shall be endorsed to include Landlord and Landlord Entities as additional insureds, shall be primary and noncontributory with any Landlord insurance, and shall provide severability of interests between or among insureds.

(ii) Workers’ Compensation insurance with statutory limits and Employers Liability with a $1,000,000 per accident limit for bodily injury or disease.

(iii) Automobile Liability insurance covering all owned, nonowned, and hired vehicles with a $1,000,000 per accident limit for bodily injury and property damage.

(iv) Property insurance against “all risks’” at least as broad as the current ISO Special Form policy (and Tenant shall not be obligated to carry flood or earthquake coverage provided Tenant agrees that Landlord shall not be liable for any damage or loss arising from flood or earthquake and Tenant waives and releases Landlord from all claims, losses, damages, liabilities, judgments and costs arising from or related to Tenant not carrying such flood or earthquake coverage) for loss to any tenant improvements or betterments, floor and wall coverings, and business personal property on a full insurable replacement cost basis with no coinsurance clause, and Business Income insurance covering at least three (3) months of loss of income and continuing expense.

(b) Tenant shall deliver to Landlord certificates of all insurance reflecting evidence of required coverages prior to initial occupancy, and annually thereafter.

(c) Intentionally Omitted.

(d) All insurance required under Paragraph 8.2 (i) shall be issued by insurers licensed to do business in the state in which the Premises are located and which are rated A:VII or better by Best’s Key Rating Guide and (ii) shall be endorsed to provide at least 30-days prior notification of cancellation or material change in coverage to said additional insureds.

8.3 Landlord’s Insurance. Landlord may, but shall not be obligated to, maintain risk of direct physical loss property damage insurance coverage, including earthquake and flood, covering the buildings within the Industrial Center. Commercial General Liability insurance, and such other insurance in such amounts and covering such other liability or hazards as deemed appropriate by Landlord. The amount and scope of coverage of Landlord’s insurance shall be determined by Landlord from time to time in its sole discretion and shall be subject to such deductible amounts as Landlord may elect. Landlord shall have the right to reduce or terminate any insurance or coverage.

8.4 Waiver of Subrogation. To the extent permitted by law and with permission of their insurance carriers, Landlord and Tenant each waive any right to recover against the other on account of any and all claims Landlord or Tenant may have against the other with respect to property insurance actually carried, or required to be earned hereunder, to the extent of the proceeds realized from such insurance coverage.

8.5 Indemnity. Tenant shall protect, defend, indemnify, and hold Landlord and Landlord Entities harmless from and against any and all loss, claims, liability, or costs (including court costs and attorneys’ fees) incurred by reason of:

(a) any damage to any property (including but not limited to property of any Landlord Entity) or death, bodily, or personal injury to any person occurring in or about the Premises, the Building, or the Industrial Center to the extent that such injury or damage shall be caused by or arise from any actual or alleged act, neglect, fault, or omission by or of Tenant, its agents, servants, employees, invitees, contractors, suppliers, subtenants, or visitors;

(b) the conduct or management of any work or anything whatsoever done by the Tenant on or about the Premises or from transactions of the Tenant concerning the Premises;

(c) Tenant’s failure to comply with any and all governmental laws, ordinances, and regulations applicable to the condition or use of the Premises or its occupancy; or

(d) any breach or default on the part of Tenant in the performance of any covenant or agreement to be performed pursuant to this Lease.

The provisions of this Paragraph 8.5 shall, with respect to any claims or liability accruing prior to such termination, survive the Expiration Date or earlier termination of this Lease.

8.6 Exemption of Landlord from Liability. Except to the extent caused by the gross active or gross passive negligence or willful misconduct of Landlord, neither Landlord nor Landlord Entities shall be liable for and Tenant waives any claims against Landlord and Landlord Entities for injury or damage to the person or the property of Tenant, Tenant’s employees, contractors, invitees, customers or any other person in or about the Premises, Building or Industrial Center from any cause whatsoever, including, but not limited to, damage or injury which is caused by or results from (i) fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, heating, ventilating, air conditioning or lighting fixtures or (ii) from the condition of the Premises, other portions of the Building or Industrial Center. Landlord shall not be liable for any damages arising from any act or neglect (passive or active) of any other tenants of Landlord or any subtenant or assignee of such other tenants nor from the failure by Landlord to enforce the provisions of any other lease in the Industrial Center. Notwithstanding Landlord’s negligence (active or passive), gross negligence (active or passive), or breach of this Lease, Landlord shall under no circumstances be liable for (a) injury to Tenant’s business, for any loss of income or profit therefrom or any indirect, consequential or punitive damages or (b) any damage to property or injury to persons arising from any act of God or war. violence or insurrection, including, but not limited to. those caused by earthquakes, hurricanes, storms, drought, floods, acts of terrorism, and/or riots.

9. Damage or Destruction.

9.1 Termination Right. Tenant shall give Landlord immediate written notice of any damage to the Premises. Subject to the provisions of Paragraph 9.2, if the Premises or the Building shall be damaged to such an extent that there is substantial interference for a period exceeding two hundred seventy (270) consecutive days with the conduct by Tenant of its business at the Premises, then either party, at any time prior to commencement of repair of the Premises and following ten (10) days written notice to the other party, may terminate this Lease effective thirty (30) days after delivery of such notice to the other party. Further, if any portion of the Premises is damaged and is not fully covered by the aggregate of insurance proceeds received by Landlord and any applicable deductible or if the holder of any indebtedness secured by the Premises requires that the insurance proceeds be applied to such indebtedness, and Tenant does not voluntarily contribute any shortfall thereof to Landlord, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within sixty (60) days after the date of notice to Tenant of any such event. Such termination shall not excuse the performance by Tenant of those covenants which under the terms hereof survive termination. Rent shall be abated in proportion to the degree of interference during the period that there is such substantial interference with the conduct of Tenant’s business at the Premises. Abatement of rent and Tenant’s right of termination pursuant to this provision shall be Tenant’s sole remedy with respect to any such damage regardless of the cause thereof.

9.2 Damage Caused by Tenant. Tenant’s termination rights under Paragraph 9.1 shall not apply if the damage to the Premises or Building is the result of any act or omission of Tenant or of any of Tenant’s agents, employees, customers, invitees, or contractors.

10. Real Property Taxes.

10.1 Payment of Real Property Taxes. Landlord shall pay the Real Property Taxes due and payable during the term of this Lease and, except as otherwise provided in Paragraph 10.3, such payments shall be a Common Area Operating Expense reimbursable pursuant to Paragraph 4.2.

10.2 Real Property Tax Definition. As used herein, the term “Real Properly Taxes” is any form of tax or assessment, general, special, ordinary, or extraordinary, imposed or levied upon (a) the Industrial Center or Building, (b) any interest of Landlord in the Industrial Center or Building, (c) Landlord’s right to rent or other income from the Industrial Center or Building, and/or (d) Landlord’s business of leasing die Premises. Real Property Taxes include (a) any license fee, commercial rental tax. excise tax, improvement bond or bonds, levy, or tax; (b) any tax or charge which replaces or is in addition to any of such above-described “Real Property Taxes,” and (c) any fees, expenses, or costs (including attorneys’ fees, expert fees, and the like) incurred by Landlord in protesting or contesting any assessments levied or any tax rate. Notwithstanding the foregoing, Real Property Taxes shall not include any income taxes levied upon Landlord’s income from leasing the Premises or any other property in the Industrial Center. Real Property Taxes for tax years commencing prior to, or extending beyond, the term of this Lease shall be prorated to coincide with the corresponding Commencement Date and Expiration Date.

10.3 Additional Improvements. Operating Expenses shall not include Real Property Taxes attributable to improvements placed upon the Industrial Center by other tenants or by Landlord for the exclusive enjoyment of such other tenants. Tenant shall, however, pay to Landlord at the time Operating Expenses are payable under Paragraph 4.2, the entirety of any increase in Real Properly Taxes if assessed by reason of improvements placed upon the Premises by Tenant or at Tenant’s request.

10.4 Joint Assessment. If the Building is not separately assessed, Real Property Taxes allocated to the Building shall be a pro rata portion of the Real Property Taxes for all of the land and improvements included within the tax parcel assessed.

10.5 Tenant’s Property Taxes. Tenant shall pay prior to delinquency all taxes assessed against and levied upon Tenant’s improvements, fixtures, furnishings, equipment, and all personal property of Tenant contained in the Premises or stored within the Industrial Center.

11. Utilities. Tenant shall pay directly for all utilities and services supplied to the Premises, including but not limited to electricity, telephone, security, gas, and cleaning of the Premises, together with any taxes thereon. For any such utility fees or services that are not billed or metered separately to Tenant, including without limitation, water and sewer charges, and garbage and waste disposal (collectively, “Utility Expenses”), Tenant shall pay to Landlord Tenant’s Share of Utility Expenses. If Landlord reasonably determines that Tenant’s Share of Utility Expenses is not commensurate with Tenant’s use of such services, Tenant shall pay to Landlord the amount which is attributable to Tenant’s use of the utilities or similar services, as reasonably estimated and determined by Landlord, based upon factors such as size of the Premises and intensity of use of such utilities by Tenant such that Tenant shall pay the portion of such charges reasonably consistent with Tenant’s use of such utilities and similar services. If Tenant disputes any such estimate or determination, then Tenant shall either pay the estimated amount or cause the Premises to be separately metered at Tenant’s sole expense. Tenant shall also pay Tenant’s Share of any assessments, charges, and fees included within any tax bill for the lot on which the Premises are situated, including without limitation, entitlement fees, allocation unit fees, sewer use fees, and any other similar fees or charges.

12. Assignment and Subleasing.

12.1 Prohibition. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, hypothecate, encumber, grant any license or concession, pledge or otherwise transfer this Lease or any interest herein, permit any assignment or other such transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and Tenant’s Entities (all of the foregoing are sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is sometimes referred to as a “Transferee”). No consent to any Transfer shall constitute a waiver of the provisions of this Section, and all subsequent Transfers may be made only with the prior written consent of Landlord, which consent shall not be unreasonably withheld, but which consent shall be subject to the provisions of this Section.

12.2 Request for Consent. If Tenant seeks to make a Transfer, Tenant shall notify Landlord, in writing, and deliver to Landlord at least thirty (30) days (but not more than one hundred eighty (ISO) days) prior to the proposed commencement date of the Transfer (the “Proposed Effective Date”) the following information and documents (the “Tenant’s Notice”): (i) a description of the portion of the Premises to be transferred (the “Subject Space”); (ii) all of the terms of the proposed Transfer including without limitation, the Proposed Effective Date, the name and address of the proposed Transferee, and a copy of the existing or proposed assignment, sublease or other agreement governing the proposed Transfer; (iii) current financial statements of the proposed Transferee certified by an officer, member, partner or owner thereof, and any such other information as Landlord may then reasonably require, including without limitation, audited financial statements for the previous three (3) most recent consecutive fiscal years; (iv) the Transfer Plans and Specifications (defined below), if any; and (v) such other information as Landlord may then reasonably require. Tenant shall give Landlord the Tenant’s Notice by registered or certified mail addressed to Landlord at Landlord’s Address specified in the Basic Provisions. Within thirty (30) days after Landlord’s receipt of the Tenant’s Notice (the “Landlord Response Period*’) Landlord shall notify Tenant, in writing, of its determination with respect to such requested proposed Transfer and the election to recapture as set forth below. If Landlord does not elect to recapture pursuant to the provisions hereof and Landlord does consent to the requested proposed Transfer, Tenant may thereafter assign its interests in and to this Lease or sublease all or a portion of the Premises to the same party and on the same terms as set forth in the Tenant’s Notice. If Landlord fails to respond to Tenant’s Notice within Landlord’s Response Period, then, after Tenant delivers to Landlord thirty (30) days written notice (the “Second Response Period”) and Landlord fails to respond thereto prior to the end of the Second Response Period, the proposed Transfer shall then be deemed approved by Landlord.

12.3 Criteria for Consent. Tenant acknowledges and agrees that, among other circumstances for which Landlord could reasonably withhold consent to a proposed Transfer, it shall be reasonable for Landlord to withhold its consent where (a) Tenant is or has been in default of its obligations under this Lease beyond applicable notice and cure periods, (b) the use to be made of the Premises by the proposed Transferee is prohibited under this Lease or differs from the uses permitted under this Lease, (c) the proposed Transferee or its business is subject to compliance with additional requirements of the ADA beyond those requirements which are applicable to Tenant, unless the proposed Transferee shall (1) first deliver plans and specifications for complying with such additional requirements (the “Transfer Plans and Specifications”) and obtain Landlord’s written consent thereto, and (2) comply with all Landlord’s conditions contained in such consent, (d) the proposed Transferee does not intend to occupy a substantial portion of the Premises assigned or sublet to it, (e) Landlord reasonably disapproves of the proposed Transferee’s business operating ability or history or creditworthiness or the character of the business to be conducted by the proposed Transferee at the Premises, (0 the proposed Transferee is a governmental agency or unit or an existing tenant in the Industrial Center, (g) the proposed Transfer would violate any “exclusive” rights of any occupants in the Industrial Center or cause Landlord to violate another agreement or obligation to which Landlord is a party or otherwise subject, (h) Landlord or Landlord’s agent has shown space in the Industrial Center to the proposed Transferee or responded to any inquiries from the proposed Transferee or the proposed Transferee’s agent concerning availability of space in the Industrial Center, at any time within the preceding twelve (12) months, (i) Landlord otherwise reasonably determines that the proposed Transfer would have the effect of decreasing the value of the Building or the Industrial Center, or increasing the expenses associated with operating, maintaining and repairing the Industrial Center, (j) either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee: (i) occupies space in the Building at the time of the request for consent, (ii) is negotiating with Landlord to lease space in the Building at such time, or (in) has negotiated with Landlord during the 12 month period immediately preceding the Tenant’s Notice, (k) the rent proposed to be charged by Tenant to the proposed Transferee during the term of such Transfer, calculated using a present value analysis, is less than ninety-five percent (95%) of the rent then being quoted by Landlord, at the proposed time of such Transfer, for comparable space in the Building or any other Building in the Industrial Center for a comparable term, calculated using a present value system, or (1) the proposed Transferee will use, store or handle Hazardous Substances in or about the Premises of a type, nature or quantity not then acceptable to Landlord.

12.4 Effectiveness of Transfer and Continuing Obligations. Prior to the date on which any permitted Transfer becomes effective, Tenant shall deliver to Landlord (i) a counterpart of the fully executed Transfer document, (ii) an executed Certificate substantially in the form of Exhibit C hereto (the “Transferee HazMat Certificate”), and (iii) Landlord’s form of Consent to Assignment or Consent to Sublease, as applicable, executed by Tenant and the Transferee in which each of Tenant and the Transferee confirms its obligations pursuant to this Lease. Failure or refusal of a Transferee to execute any such consent instrument shall not release or discharge the Transferee from its obligation to do so or from any liability as provided herein. The voluntary, involuntary or other surrender of this Lease by Tenant, or a mutual cancellation by Landlord and Tenant, shall not work a merger, and any such surrender or cancellation shall, at the option of Landlord, either terminate all or any existing subleases or operate as an assignment to Landlord of any or all of such subleases. Each permitted Transferee shall assume and be deemed to assume this Lease and shall be and remain liable jointly and severally with Tenant for payment of Rent and for the due performance of, and compliance with all the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed or complied with, for the Term of this Lease. No Transfer shall affect the continuing primary liability of Tenant (which, following assignment, shall be joint and several with the assignee), and Tenant shall not be released from performing any of the terms, covenants and conditions of this Lease. An assignee of Tenant shall become directly liable to Landlord for all obligations of Tenant hereunder, but no Transfer by Tenant shall relieve Tenant of any obligations or liability under this Lease whether occurring before or after such consent, assignment, subletting or other Transfer. The acceptance of any or all of the Rent by Landlord from any other person (whether or not such person is an occupant of the Premises) shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer. Except as set forth in Paragraph 12.9 below, if Tenant is a business entity, the direct or indirect transfer of more than fifty percent (50%) of the ownership interest of the entity (whether in a single transaction or in the aggregate through more than one transaction) shall be deemed a Transfer and shall be subject to all the provisions hereof and in such event, it shall be a condition to Landlord’s consent to such ownership change that such entities or persons acquiring such ownership interest assume, as a primary obligor, all rights and obligations of Tenant under this Lease (and such entities and persons shall execute all documents reasonably required to effectuate such assumption). Any and all options, first rights of refusal, tenant improvement allowances and other similar rights granted to Tenant in this Lease, if any, shall not be assignable by Tenant unless expressly authorized in writing by Landlord (which shall be in Landlord’s sole discretion). Except as set forth in Paragraph 12.9 below, any transfer made without Landlord’s prior written consent, shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a material default by Tenant of this Lease. As Additional Rent hereunder. Tenant shall pay to Landlord each time it requests a Transfer, an administrative fee in the amount of two thousand five hundred dollars ($2,500) and, in addition, Tenant shall promptly reimburse Landlord for actual legal and other expenses incurred by Landlord in connection with any actual or proposed Transfer.

12.5 Rent Adjustment/Recapture. In the event the proposed Transfer (together with any prior Transfers) is of an amount of square footage equal to or greater than fifty percent (50%) of the Premises, Landlord shall have the right to recapture the Subject Space described in the Tenant’s Notice. If such recapture notice is given, it shall serve to terminate this Lease with respect to the proposed Subject Space, or, if the proposed Subject Space covers all the Premises, it shall serve to terminate the entire Term of this Lease, in either case, as of the Proposed Effective Date. However, no termination of this Lease with respect to part or all of the Premises shall become effective without the prior written consent, where necessary, of the holder of each deed of trust encumbering the Premises or any other portion of the Industrial Center. If this Lease is terminated pursuant to the foregoing provisions with respect to less than the entire Premises, the Rent shall be adjusted on the basis of the proportion of rentable square feet retained by Tenant to the rentable square feet originally demised and this Lease as so amended shall continue thereafter in full force and effect.

12.6 Transfer Premium. If Landlord consents to a Transfer, as a condition thereto. Tenant shall pay to Landlord monthly, as Additional Rent, at the same time as the monthly installments of Rent are payable hereunder, fifty percent (50%) of any Transfer Premium, after first deducting commercially reasonable brokerage commissions and reasonable attorneys’ fees. The term “Transfer Premium’” shall mean all rent, additional rent and other consideration payable by such Transferee which either initially or over the term of the Transfer exceeds the Rent or pro rata portion of the Rent, as the case may be, for such space reserved in the Lease.

12.7 Waiver. Notwithstanding any Transfer, or any indulgences, waivers or extensions of time granted by Landlord to any Transferee, or failure by Landlord to take action against any Transferee, Tenant agrees that Landlord may, at its option, proceed against Tenant without having taken action against or joined such Transferee, except that Tenant shall have the benefit of any indulgences, waivers and extensions of time granted to any such Transferee.

12.8 Special Transfer Prohibitions. Notwithstanding anything set forth above to the contrary. Tenant may not (a) sublet the Premises or assign this Lease to any person or entity in which Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Internal Revenue Code (the “Code”); or (b) sublet the Premises or assign this Lease in any other manner which could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or which could cause any other income received by Landlord to fail to qualify as income described in Section 856(c)(2) of the Code.

12.9 Affiliates. The assignment or subletting by Tenant of all or any portion of this Lease or the Premises to (i) a parent or subsidiary of Tenant, or (ii) any person or entity which controls, is controlled by or under the common control with Tenant, or (iii) any entity which purchases all or substantially all of the assets of Tenant, or (iv) any entity into which Tenant is merged or consolidated (all such persons or entities described in clauses (i), (ii), (iii) and (iv) being sometimes herein referred to as “Affiliates”) shall not be subject to obtaining Landlord’s prior consent and no Transfer Premium shall be payable, provided in all instances that:

(a) any such Affiliate was not formed as a subterfuge to avoid the obligations of this Article 12:

(b) Tenant gives Landlord prior notice of any such assignment or sublease to an Affiliate, except solely for those assignments or subleases in connection with which any applicable law precludes Tenant’s delivery to Landlord of prior notice of said assignment or sublease then, in all such instances, Tenant shall deliver to Landlord subsequent notice of said assignment or sublease within ten (10) days following the first (1st) day on which Tenant is permitted by law to deliver notice of such assignment or sublease to Landlord;

(c) the successor of Tenant shall have throughout the Term a tangible net worth and net assets, in the aggregate, computed in accordance with generally accepted accounting principles (but excluding goodwill as an asset), which is sufficient to meet the obligations of Tenant under this Lease, as reasonably determined by Landlord:

(d) any such assignment or sublease shall be subject to all of the terms and provisions of this Lease, and such assignee or sublessee (i.e. any such Affiliate), other than in the case of an Affiliate resulting from a merger or consolidation, shall assume, in a written document reasonably satisfactory to Landlord and delivered to Landlord upon or prior to the effective date of such assignment or sublease, all the obligations of Tenant under this Lease; and

(e) Tenant and any guarantor shall remain fully liable for all obligations to be performed by Tenant under this Lease.

13. Default; Remedies.

13.1 Default. The occurrence of any one of the following events shall constitute an event of default on the part of Tenant (“Default”):

(a) The abandonment of the Premises by Tenant;

(b) Failure to pay any installment of Base Rent, Additional Rent, or any other monies due and payable hereunder, said failure continuing for a period of five (5) days after Landlord’s delivery of written notice to Tenant that said payment is past due. Tenant agrees that any such written notice delivered by Landlord shall, to the fullest extent permitted by law. serve as the statutorily required notice under applicable law to the extent Tenant fails to cure such failure to pay within such five (5) day period. In addition to the foregoing, Tenant agrees to notice and service of notice as provided for in accordance with applicable statutory requirements;

(c) A general assignment by Tenant for the benefit of creditors;

(d) The filing of a voluntary petition of bankruptcy by Tenant; the filing of a voluntary petition for an arrangement; the filing of a petition, voluntary or involuntary, for reorganization; or the filing of an involuntary petition by Tenant’s creditors;

(e) Receivership, attachment, or other judicial seizure of the Premises or all or substantially all of Tenant’s assets on the Premises;

(f) Failure of Tenant to maintain insurance as required by Paragraph 8.2;

(g) Any breach by Tenant of its covenants under Paragraph 6.2;

(h) Failure in the performance of any of Tenant’s covenants, agreements, or obligations hereunder (except those failures specified as events of Default in other Paragraphs of this Paragraph 13.1 which shall be governed by such other Paragraphs), which failure continues for 10 days after written notice thereof from Landlord to Tenant; provided that, if Tenant has exercised reasonable diligence to cure such failure and such failure cannot be cured within such 10-day period despite reasonable diligence. Tenant shall not be in default under this subparagraph unless Tenant fails thereafter diligently and continuously to prosecute the cure to completion; and

(i) Except as set forth in Paragraph 12.9, any transfer of a substantial portion of the assets of Tenant, unless such transfer or obligation is undertaken or incurred in the ordinary course of Tenant’s business, or in good faith for equivalent consideration, or with Landlord’s consent.

13.2	Remedies. In the event of any Default by Tenant, Landlord shall have any or all of the following remedies:

(a) Termination. In the event of any Default by Tenant, then in addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder by giving written notice of such intention to terminate. In the event that Landlord shall elect to so terminate this Lease then Landlord may recover from Tenant:

(1) the worth at the time of award of any unpaid Rent and any other sums due and payable which have been earned at the time of such termination; plus

(2) the worth at the time of award of the amount by which the unpaid Rent and any other sums due and payable which would have been earned after termination until the time of award exceeds the amount of such rental loss Tenant proves could have been reasonably avoided; plus

(3) the worth at the time of award of the amount by which the unpaid Rent and any other sums due and payable for the balance of the term of this Lease after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(4) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course would be likely to result therefrom, including, without limitation, any costs or expenses incurred by Landlord (i) in retaking possession of the Premises; (ii) in maintaining, repairing, preserving, restoring, replacing, cleaning, the Premises or any portion thereof, including such acts for reletting to a new lessee or lessees; (iii) for leasing commissions; or (iv) for any other costs reasonably necessary or reasonably appropriate to relet the Premises; plus

(5) such reasonable attorneys’ fees incurred by Landlord as a result of a Default, and costs in the event suit is filed by Landlord to enforce such remedy; and plus

(6) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law. As used in subparagraphs (1) and (2) above, the “worth at the lime of award” is computed by allowing interest at an annual rate equal to twelve percent (12%) per annum or the maximum rate permitted by law, whichever is less. As used in subparagraph (3) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award, plus one percent (I %). Tenant waives redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179, or under any other present or future law, in the event Tenant is evicted or Landlord takes possession of the Premises by reason of any Default of Tenant hereunder.

(b) Continuation of Lease. In the event of any Default by Tenant, then in addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord shall have the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant’s Default and abandonment and recover Rent as it becomes due, provided tenant has the right to sublet or assign, subject only to reasonable limitations).

(c) Re-entry. In the event of any Default by Tenant, Landlord shall also have the right, with or without terminating this Lease, in compliance with applicable law, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant.

(d) Reletting. In the event of the abandonment of the Premises by Tenant or in the event that Landlord shall elect to re-enter or shall take possession of the Premises pursuant to legal proceeding or pursuant to any notice provided by law, then if Landlord does not elect to terminate this Lease as provided in Paragraph a. Landlord may from time to time, without terminating this Lease, relet the Premises or any part thereof for such term or terms and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable with the right to make alterations and repairs to the Premises. In the event that Landlord shall elect to so relet, then rentals received by Landlord from such reletting shall be applied in the following order: (1) to reasonable attorneys’ fees incurred by Landlord as a result of a Default and costs in the event suit is filed by Landlord to enforce such remedies; (2) to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord; (3) to the payment of any costs of such reletting; (4) to the payment of the costs of any alterations and repairs to the Premises: (5) to the payment of Rent due and unpaid hereunder; and (6) the residue, if any, shall be held by Landlord and applied in payment of future Rent and other sums payable by Tenant hereunder as the same may become due and payable hereunder. Should that portion of such rentals received from such reletting during any month, which is applied to the payment of Rent hereunder, be less than the Rent payable during the month by Tenant hereunder, then Tenant shall pay such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as ascertained, any costs and expenses incurred by Landlord in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting; provided, Tenant shall not be obligated to Landlord for any such costs attributable to the removal (or repair following removal) of the Initial Tenant Improvements described in Exhibit F.

(e) Termination. No re-entry or taking of possession of the Premises by Landlord pursuant to this Addendum shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination by Landlord because of any Default by Tenant, Landlord may at any time after such reletting elect to terminate this Lease for any such Default.

(f) Cumulative Remedies. The remedies herein provided are not exclusive and Landlord shall have any and all other remedies provided herein or by law or in equity.

(g) No Surrender. No act or conduct of Landlord, whether consisting of the acceptance of the keys to the Premises, or otherwise, shall be deemed to be or constitute an acceptance of the surrender of the Premises by Tenant prior to the expiration of the Term, and such acceptance by Landlord of surrender by Tenant shall only flow from and must be evidenced by a written acknowledgment of acceptance of surrender signed by Landlord. The surrender of this Lease by Tenant, voluntarily or otherwise, shall not work a merger unless Landlord elects in writing that such merger take place, but shall operate as an assignment to Landlord of any and all existing subleases, or Landlord may, at its option, elect in writing to treat such surrender as a merger terminating Tenant’s estate under this Lease, and thereupon Landlord may terminate any or all such subleases by notifying the sublessee of its election so to do within five (5) days after such surrender.

(h) Notice Provisions Tenant agrees that any notice given by Landlord pursuant to Paragraph 13.1 of the Lease shall satisfy the requirements for notice under California Code of Civil Procedure Section 1161, and Landlord shall not be required to give any additional notice in order to be entitled to commence an unlawful detainer proceeding. Should Landlord prepare any notice to Tenant for failure to pay rent, additional rent or perform any other obligation under the Lease, Tenant shall pay to Landlord, without any further notice from Landlord, the additional sum of $75.00 which the parties hereby agree represents a fair and reasonable estimate of the costs Landlord will incur by reason of preparing such notice.

13.3 Late Charges. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges. Accordingly, if any installment of Rent or other sum due from Tenant shall not be received by Landlord or Landlord’s designee within 4 days after such amount shall be due, then, without any requirement for notice to Tenant, Tenant shall pay to Landlord a late charge equal to 5% of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s Default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. In addition, should Landlord be unable to negotiate any payment made by Tenant on the first attempt by Landlord and without any notice to Tenant, Tenant shall pay to Landlord a fee of $50.00 per item which the parties hereby agree represents a fair and reasonable estimate of the costs Landlord will incur by reason of Landlord’s inability to negotiate such item(s).

14. Condemnation. If the Premises or any portion thereof are taken under the power of eminent domain or sold under the threat of exercise of said power (all of which are herein called “condemnation”), this Lease shall terminate as to the part so taken as of the date the condemning authority takes title or possession, whichever first occurs. If more than 10% of the floor area of the Premises, or more than 25% of the portion of the Common Areas designated for Tenant’s parking, is taken by condemnation, Tenant may, at Tenant’s option, to be exercised in writing within 10 days after Landlord shall have given Tenant written notice of such taking (or in the absence of such notice, within 10 days after the condemning authority shall have taken possession), terminate this Lease as of the date the condemning authority takes such possession. If Tenant does not terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the Base Rent shall be reduced in the same proportion as the rentable floor area of the Premises taken bears to the total rentable floor area of the Premises. No reduction of Base Rent shall occur if the condemnation does not apply to any portion of the Premises. Any award for the taking of all or any part of the Premises under the power of eminent domain or any payment made under threat of the exercise of such power shall be the property of Landlord; provided, however, that Tenant shall be entitled to any compensation, separately awarded to Tenant, for Tenant’s relocation expenses and/or loss of Tenant’s trade fixtures. In the event that this Lease is not terminated by reason of such condemnation, Landlord shall to the extent of its net severance damages in the condemnation matter, repair any damage to the Premises caused by such condemnation authority. Tenant shall be responsible for the payment of any amount in excess of such net severance damages required to complete such repair.

15. Estoppel Certificate and Financial Statements.

15.1 Estoppel Certificate. Each party (herein referred to as “Responding Party’”) shall within 10 business days after written notice from the other Party (the “Requesting Party”) execute, acknowledge, and deliver to the Requesting Party, to the extent it can truthfully do so. an estoppel certificate in a form reasonably acceptable to the Responding Party, or any of Landlord’s lenders or any prospective purchasers of the Premises or the Industrial Center as the case may be, plus such additional information, confirmation, and statements as be reasonably requested by the Requesting Party.

15.2 Financial Statement. If Landlord desires to finance, refinance, or sell the Building, Industrial Center, or any part thereof, Tenant shall deliver to any potential lender or purchaser designated by Landlord such financial statements of Tenant as are prepared by Tenant in the ordinary course of business, including hut not limited to Tenant’s financial statements for the past 3 years (if then available). All such financial statements shall be received by Landlord and such lender or purchaser in confidence and shall be used only for the purposes herein set forth. Landlord agrees to execute and Landlord shall use its commercially reasonable efforts to cause Landlord’s lender or purchaser to execute a non-disclosure agreement reasonably acceptable to such parties related to such financial statements of Tenant.

16. Additional Covenants and Provisions.

16.1 Severability. The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, shall not affect the validity of any other provision hereof.

16.2 Interest on Past-Due Obligations. Any monetary payment due Landlord hereunder not received by Landlord within 10 days following the date on which it was due shall bear interest from the date due at 12% per annum, but not exceeding the maximum rate allowed by law in addition to the late charge provided for in Paragraph 13.3.

16.3 Time of Essence. Time is of the essence with respect to the performance of all obligations to be performed or observed by the Parties under this Lease.

16.4 Landlord Liability. Tenant, its successors, and assigns shall not assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Industrial Center. Tenant agrees to look solely to such interest for the satisfaction of any liability or claim against Landlord under this Lease. In no event whatsoever shall Landlord (which term shall include, without limitation, any general or limited partner, trustees, beneficiaries, officers, directors, or stockholders of Landlord) ever be personally liable for any such liability.

16.5 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease and any side letter or separate agreement executed by Landlord and Tenant in connection with this Lease and dated of even date herewith contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises, shall be considered to be the only agreement between the parties hereto and their representatives and agents, and none of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Lease. The parties acknowledge that (i) each party and/or its counsel have reviewed and revised this Lease, and (ii) no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation or enforcement of this Lease or any amendments or exhibits to this Lease or any document executed and delivered by either party in connection with this Lease.

16.6 Notice Requirements. All notices required or permitted by this Lease shall be in writing and may be delivered in person (by hand, messenger, or courier service) or may be sent by regular, certified, or registered mail or U.S. Postal Service Express Mail, with postage prepaid, or by facsimile transmission during normal business hours, and shall be deemed sufficiently given if served in a manner specified in this Paragraph 16.6. The addresses noted adjacent to a Party’s signature on this Lease shall be that Party’s address for delivery or mailing of notice purposes. Either Party may by written notice to the other specify a different address for notice purposes, except that upon Tenant’s taking possessing of the Premises, the Premises shall constitute Tenant’s address for the purpose of mailing or delivering notices to Tenant. A copy of all notices required or permitted to be given to Landlord hereunder shall be concurrently transmitted to such party or parties at such addresses as Landlord may from time to time hereafter designate by written notice to Tenant.

16.7 Date of Notice. Any notice sent by registered or certified mail, return receipt requested, shall be deemed given on the date of delivery shown on the receipt card, or if no delivery date is shown, the postmark thereon. If sent by regular mail, the notice shall be deemed given 48 hours after the same is addressed as required herein and mailed with postage prepaid. Notices delivered by United States Express Mail or an overnight courier that guarantees next day delivery shall be deemed given 24 hours after delivery of the same to the United States Postal Service or courier. If any notice is transmitted by facsimile transmission or similar means, the same shall be deemed served or delivered upon telephone or facsimile confirmation of receipt of the transmission thereof, provided a copy is also delivered via hand or overnight delivery or certified mail. If notice is received on a Saturday, Sunday, or legal holiday, it shall be deemed received on the next business day.

16.8 Waivers. No waiver by Landlord of a Default by Tenant shall be deemed a waiver of any other term, covenant, or condition hereof, or of any subsequent Default by Tenant of the same or any other term, covenant, or condition hereof. In addition the acceptance by Landlord of any rent or other payment after it is due, whether or not a notice of default has been served or any action (including, without limitation, an unlawful detainer action) has been filed by Landlord thereon, shall not be deemed a waiver of Landlord’s rights to proceed on any notice of default or action which has been filed against Tenant based upon Tenant’s breach of the Lease.

16.9 Holdover. Tenant has no right to retain possession of the Premises or any part thereof beyond the expiration or earlier termination of this Lease. If Tenant holds over with the consent of Landlord: (a) the Base Rent payable shall be increased to 150% of the Base Rent applicable during the month immediately preceding such expiration or earlier termination; (b) Tenant’s right to possession shall terminate on 30 days notice from Landlord; and (c) all other terms and conditions of this Lease shall continue to apply. Nothing contained herein shall be construed as a consent by Landlord to any holding over by Tenant. Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all claims, demands, actions, losses, damages, obligations, costs, and expenses, including, without limitation, attorneys’ fees incurred or suffered by Landlord by reason of Tenant’s failure to surrender the Premises on the expiration or earlier termination of this Lease in accordance with the provisions of this Lease.

16.10 Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies in law or in equity.

16.11 Binding Effect: Choice of Law. This Lease shall be binding upon the Parties, their personal representatives, successors, and assigns, and be governed by the laws of the State in which the Premises are located. Any litigation between the Parties hereto concerning this Lease shall be initiated in the county in which the Premises are located.

16.12 Landlord. The covenants and obligations contained in this Lease on the part of Landlord are binding on Landlord, its successors, and assigns only during their respective period of ownership of an interest in the Building. In the event of any transfer or transfers of such title to the Building, Landlord (and, in the case of any subsequent transfers or conveyances, the then grantor) shall be concurrently freed and relieved from and after the date of such transfer or conveyance, without any further instrument or agreement, of all liability with respect to the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed.

16.13 Attorneys’ Fees and Other Costs. If any Party brings an action or proceeding to enforce the terms hereof or declare rights hereunder, the Prevailing Party (as hereafter defined) in any such proceeding shall be entitled to reasonable attorneys” fees. The term “Prevailing Party’” shall include, without limitation, a Party who substantially obtains or defeats the relief sought. Landlord shall be entitled to attorneys’ fees, costs, and expenses incurred in the preparation and service of notices of Default (as defined in this Lease) and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such Default or resulting breach. Tenant shall reimburse Landlord on demand for all reasonable legal, engineering, and other professional services expenses incurred by Landlord in connection with all requests by Tenant or any lender of Tenant for consent, waiver or approval of any kind.

16.14 Landlord’s Access; Showing Premises; Repairs. Landlord and Landlord’s agents shall have the right to enter the Premises at any time, in the case of an emergency, and otherwise at reasonable times upon reasonable notice for the purpose of showing the same to prospective purchasers, lenders, or tenants, and making such alterations, repairs, improvements, or additions to the Premises or to the Building, as Landlord may reasonably deem necessary, provided, in no event shall Tenant be obligated to disclose or provide access to Tenant’s proprietary or confidential information in connection with such inspections. Landlord may at any time place on or about the Premises or Building any ordinary “For Sale” signs, and Landlord may at any time during the last 180 days of the term hereof place on or about the Premises any ordinary “For Lease” signs. All such activities of Landlord shall be without abatement of rent or liability to Tenant.

16.15 Signs. Tenant shall not place any signs at or upon the exterior of the Premises or the Building, except that Tenant may, with Landlord’s prior written consent, install (but not on the roof) such signs as are similar to the signs of other tenants at the Industrial Center so long as such signs are in a location designated by Landlord and comply with sign ordinances and the signage criteria established for the Industrial Center by Landlord.

16.16 Termination; Merger. Unless specifically stated otherwise in writing by Landlord, the voluntary or other surrender of this Lease by Tenant, the mutual termination or cancellation hereof, or a termination hereof by Landlord for Default by Tenant, shall automatically terminate any sublease or lesser estate in the Premises; provided, however, Landlord shall, in the event of any such surrender, termination, or cancellation, have the option to continue any one or all of any existing subtenancies. Landlord’s failure within 10 days following any such event to make a written election to the contrary by written notice to the holder of any such lesser interest shall constitute Landlord’s election to have such event constitute the termination of such interest.

16.17 Quiet Possession. Upon payment by Tenant of the Base Rent and Additional Rent for the Premises and the performance of all of the covenants, conditions, and provisions on Tenant’s part to be observed and performed under this Lease, Tenant shall have quiet possession of the Premises for the entire term hereof, subject to all of the provisions of this Lease.

16.18 Subordination; Attornment: Non-Disturbance.

(a) Subordination. This Lease shall be subject and subordinate to any ground lease, mortgage, deed of trust, or other hypothecation or mortgage (collectively, “Mortgage”) now or hereafter placed by Landlord upon the real property of which the Premises are a part, to any and all advances made on the security thereof, and to all renewals, modifications, consolidations, replacements, and extensions thereof. Tenant agrees that any person holding any Mortgage shall have no duty, liability, or obligation to perform any of the obligations of Landlord under this Lease. In the event of Landlord’s default with respect to any such obligation, Tenant will give any Lender, whose name and address have previously been furnished in writing to Tenant, notice of a default by Landlord. Tenant may not exercise any remedies for default by Landlord unless and until Landlord and the Lender shall have received written notice of such default and a reasonable time (not less than 90 days) shall thereafter have elapsed without the default having been cured. If any Lender shall elect to have this Lease superior to the lien of its Mortgage and shall give written notice thereof to Tenant, this Lease shall be deemed prior to such Mortgage. The provisions of a Mortgage relating to the disposition of condemnation and insurance proceeds shall prevail over any contrary provisions contained in this Lease.

(b) Attornment. Subject to the nondisturbance provisions of subparagraph (c) of this Paragraph 16.18, Tenant agrees to attorn to a Lender or any other party who acquires ownership of the Premises by reason of a foreclosure of a Mortgage. In the event of such foreclosure, such new owner shall not: (i) be liable for any act or omission of any prior landlord or with respect to events occurring prior to acquisition of ownership, (ii) be subject to any offsets or defenses which Tenant might have against any prior Landlord, or (iii) be liable for security deposits or be bound by prepayment of more than one month’s rent.

(c) Non-Disturbance. With respect to a Mortgage entered into by Landlord after the execution of this Lease, Tenant’s subordination of this Lease shall be subject to receiving assurance (a “nondisturbance agreement”) from the Mortgage holder that Tenant’s possession and this Lease will not be disturbed so long as Tenant is not in default and attorns to the record owner of the Premises.

(d) Self-Executing. The agreements contained in this Paragraph 16.18 shall be effective without the execution of any further documents; provided, however, that upon written request from Landlord or a Lender in connection with a sale, financing, or refinancing of Premises, Tenant and Landlord shall execute such further writings as may be reasonably required to separately document any such subordination or nonsubordination, attornment, and/or nondisturbance agreement, as is provided for herein. Landlord is hereby irrevocably vested with full power to subordinate this Lease to a Mortgage.

16.19 Rules and Regulations. Tenant agrees that it will abide by, and to cause its employees, suppliers, shippers, customers, tenants, contractors, and invitees to abide by, all reasonable rules and regulations (“Rules and Regulations”) which Landlord may make from time to time for the management, safety, care, and cleanliness of the Common Areas, the parking and unloading of vehicles, and the preservation of good order, as well as for the convenience of other occupants or tenants of the Building and the Industrial Center and their invitees. The current Rules and Regulations are attached hereto as Exhibit E. Landlord shall not be responsible to Tenant for the noncompliance with said Rules and Regulations by other tenants of the Industrial Center.

16.20 Security Measures. Tenant acknowledges that the rental payable to Landlord hereunder does not include the cost of guard service or other security measures. Landlord has no obligations to provide same. Tenant assumes all responsibility for the protection of the Premises, Tenant, its agents, and invitees and their property from the acts of third parties.

16.21 Reservations. Landlord reserves the right to grant such easements that Landlord deems necessary and to cause the recordation of parcel maps, so long as such easements and maps do not unreasonably interfere with the use of the Premises by Tenant. Tenant agrees to sign any documents reasonably requested by Landlord to effectuate any such easements or maps. Tenant further agrees that Landlord may at any time following the execution of this Lease, either directly or through Landlord’s agents, identify Tenant’s name in any marketing materials relating to the Building or Landlord’s portfolio and/or make press releases or other announcements regarding the leasing of the Premises by Tenant, and Tenant hereby waives any and all claims in connection therewith.

16.22 Conflict. Any conflict between the printed provisions of this Lease and the typewritten or handwritten provisions shall be controlled by the typewritten or handwritten provisions.

16.23 Offer. Preparation of this Lease by either Landlord or Tenant or Landlord’s agent or Tenant’s agent and submission of same to Tenant or Landlord shall not be deemed an offer to lease. This Lease is not intended to be binding until executed and delivered by all Parties hereto.

16.24 Amendments. This Lease may be modified only in writing, signed by the parties in interest at the time of the modification.

16.25 Multiple Parties. Except as otherwise expressly provided herein, if more than one person or entity is named herein as Tenant, the obligations of such persons shall be the joint and several responsibility of all persons or entities named herein as such Tenant.

16.26 Authority. Each person signing on behalf of Landlord or Tenant warrants and represents that she or he is authorized to execute and deliver this Lease and to make it a binding obligation of Landlord or Tenant.

16.27 Recordation. Tenant shall not record this Lease or a short form memorandum hereof.

16.28 Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep and maintain such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal and space planning consultants.

16.29 Landlord Renovations. Tenant acknowledges that Landlord may from time to time, at Landlord’s sole option, renovate, improve, develop, alter, or modify (collectively, the “Renovations”) portions of the Building, Premises, Common Areas and the Industrial Center, including without limitation, systems and equipment, roof, and structural portions of the same. In connection with such Renovations. Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Industrial Center, including portions of the Common Areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility, or for any reason be liable to Tenant, for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s Property, Alterations or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions in connection with such Renovations.

16.30 WAIVER OF JURY TRIAL. THE PARTIES HERETO SHALL AND THEY HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY RELATED TO THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, THE BUILDING OR THE INDUSTRIAL CENTER, AND/OR ANY CLAIM OF INJURY. LOSS OR DAMAGE.

16.31 Termination Right. Tenant shall have an option (the “Termination Option”) to terminate this Lease at any time during the initial Term or Extended Term (as defined in Addendum 2 to this Lease); provided, Tenant shall have no right to terminate this Lease unless (i) Tenant is terminating this Lease for the purpose of relocating Tenant’s operations to another premises within the Industrial Center and (ii) Tenant has executed and delivered to Landlord a lease for such other premises within the Industrial Center consisting of at least 22,267 square feet. In the event this Lease is not so terminated by Tenant, this Lease shall continue in full force and effect. The Termination Option is granted subject to the following additional terms and conditions:

(a) Tenant delivers to Landlord a written notice of Tenant’s election to exercise the Termination Option (“Termination Notice”) at least ninety (90) days prior to the effective date of such termination. The Lease shall terminate on the date set forth in Tenant’s notice so long as such date is at least ninety (90) days following the delivery to Landlord of such written notice (the “Termination Date”);

(b) Tenant shall not have been in default of its obligations under this Lease beyond any applicable cure periods at any time during the Term;

(c) If Tenant timely and properly exercises the Termination Option, (i) all Rent payable under this Lease shall be paid through and apportioned as of the Termination Date; (ii) neither party shall have any rights, estates, liabilities, or obligations under this Lease for the period accruing after the Termination Date, except those which, by the provisions of this Lease, expressly survive the expiration or termination of the Lease; (iii) Tenant shall surrender and vacate the Premises and deliver possession thereof to Landlord on or before the Termination Date in the condition required under this Lease for surrender of the Premises; and (iv) Landlord and Tenant shall enter into a written agreement reflecting the termination of this Lease upon the terms provided for herein, which agreement shall be executed within thirty (30) days after Tenant exercises the Termination Option and delivers to Landlord the Termination Notice required above. It is the parties’ intention that nothing contained herein shall impair, diminish or otherwise prevent Landlord from recovering from Tenant such additional sums as may be necessary for payment of Tenant’s Share of Operating Expenses and any other sums due and payable under this Lease (provided such sums relate to items accrued prior to the expiration or earlier termination of the Lease), including without limitation, any sums required to repair any damage to the Premises and/or restore the Premises to the condition required under the provisions of this Lease.

(d) The Termination Option shall automatically terminate and become null and void upon the earlier to occur of (i) the default by Tenant beyond any applicable cure periods of its obligations under this Lease at any time during the Term; (ii) the termination of Tenant’s right to possession of the Premises; (iii) the assignment by Tenant of this Lease, in whole or in part, regardless of whether Landlord consents to such assignment: (iv) the sublease by Tenant of all or any part of the Premises demised under this Lease, regardless of whether Landlord consents to such sublease; (v) the recapture by Landlord of any space under Paragraph 12 of this Lease; or (vi) the failure of Tenant to timely or properly exercise the Termination Option as contemplated herein. This Termination Option is personal to Tenant and may not be assigned, voluntarily or involuntarily, to any party or entity, separate from or as part of the Lease.

16.32 Cubicles and Equipment. Landlord and Tenant acknowledge and agree that Landlord shall lease to Tenant during the Term, at no additional cost, that certain furniture, equipment and cubicles identified on Exhibit H attached hereto and incorporated herein by this reference (the foregoing are collectively, “Cubicles and Equipment”). Such leasing is on an “AS-IS. WITH ALL FAULTS” basis and subject to all of the terms of this Lease (including, without limitation, Paragraph S of this Lease), without recourse, representation or warranty of any kind or nature, express or implied, including without limitation, habitability, merchantability or fitness for a particular purpose. At the expiration or earlier termination of this Lease, the Cubicles and Equipment shall be returned and surrendered to Landlord in the same or substantially similar condition and repair as when delivered to Tenant, reasonable wear and tear excepted. Tenant shall be obligated to repair, maintain and insure the Cubicles and Equipment, and Tenant shall not have the right or ability to (a) remove or materially modify the Cubicles and Equipment or (b) assign or sublet any of the Cubicles and Equipment except in conjunction with this Lease and the Premises. Tenant shall pay any taxes, assessments and insurance premiums attributable to the Cubicles and Equipment.

16.33 HVAC Units. On or before the Commencement Date, Landlord shall provide to Tenant a list of all HVAC units that serve the Premises such list to include, to the extent available, unit number, maker of unit, type of unit, model number, serial number and size of unit.

16.34 Additional Equipment. Landlord and Tenant acknowledge and agree that Landlord shall lease to Tenant during the Term, at no additional cost, the existing Dl water system. Generator Equipment (defined below), fume hoods, compressor, phone system, data and phone wiring infrastructure and security system (collectively, “Additional Equipment”). Tenant shall be responsible for the cost and performance of maintenance and monitoring of such security system by external alarm service providers. Such leasing of the Additional Equipment is on an “AS-IS, WITH ALL FAULTS” basis and subject to all of the terms of this Lease (including, without limitation, Paragraph 8 of this Lease), without recourse, representation or warranty of any kind or nature, express or implied, including without limitation, habitability, merchantability or fitness for a particular purpose. At the expiration or earlier termination of this Lease, the Additional Equipment shall be returned and surrendered to Landlord in the same or substantially similar condition and repair as when delivered to Tenant, reasonable wear and tear excepted. Tenant shall be obligated to repair, maintain and insure the Additional Equipment, and Tenant shall not have the right or ability to (a) remove or materially modify the Additional Equipment or (b) assign or sublet any of the Additional Equipment except in conjunction with this Lease and the Premises. Tenant shall pay any taxes, assessments and insurance premiums attributable to the Additional Equipment.

16.35 Generator. Tenant shall have the right (but only to the extent permitted by the City of Menlo Park and all agencies and governmental authorities having jurisdiction thereof), at Tenant’s sole cost and expense, to maintain and operate the currently existing emergency generator, UPS battery systems and related appurtenances (collectively, the “Generator Equipment”) in the location such Generator Equipment is currently located (“Equipment Area”), provided:

(a) Tenant shall, at its sole cost and expense, obtain all licenses and permits necessary to operate and maintain the Generator Equipment within the Equipment Area. Tenant shall obtain Landlord’s prior written consent before making any modifications to the Equipment Area.

(b) No additional Base Rent shall be paid by Tenant for use of the Equipment Area or Generator Equipment: provided, Tenant shall be solely responsible to pay for all utilities, including without limitation, electricity, used in connection with the Generator Equipment or Equipment Area.

(c) The Generator Equipment shall remain the property of Landlord and Tenant shall not remove the Generator Equipment upon the expiration or earlier termination of this Lease. Prior to expiration or earlier termination of this Lease, Landlord may require that Tenant perform, at Tenant’s sole expense, an environmental site assessment reasonably acceptable to Landlord to determine the extent of any contamination and Tenant shall, at Tenant’s sole expense, clean up, remove, and remediate all Hazardous Substances that may have been caused by Tenant’s use of the Generator Equipment.

(d) Each of the other provisions of this Lease shall be applicable to the Equipment Area and the use of the Generator Equipment by Tenant, including without limitation, Paragraphs 6, 7 and 8 of the Lease.

(e) Anything to the contrary contained herein notwithstanding, if, during the Term, as such Term may be extended, Landlord, in its reasonable judgment, believes that the Generator Equipment poses a human health or environmental hazard that cannot be remediated or has not been remediated within ten (30) days after Tenant has been notified thereof, then Tenant shall immediately cease all operation of the Generator Equipment.

(f) Tenant shall not use the Generator Equipment, the Equipment Area or any other portion of the Industrial Center in any way which interferes with the use of the Industrial Center by Landlord, or other tenants or licensees of Landlord or any other occupant. Such interference shall be deemed a material breach by the Tenant under the Lease, and Tenant shall, within five (5) days of written notice from Landlord, be responsible for terminating said interference. In the event any such interference does not cease within five (5) days of Landlord’s written notice, Tenant acknowledges that continuing interference may cause irreparable injury and, Tenant shall immediately cease all operation of the Generator Equipment.

(g) Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord) and hold harmless Landlord and all of Landlord’s Entities from any and all claims, demands, losses, liabilities, damages, judgments, costs and expenses (including reasonable attorneys’ fees) any of such Landlord’s Entities may suffer or incur arising out of or related to the use, operation and maintenance of the Generator Equipment or any portion thereof by Tenant.

(h) Tenant shall maintain all reports, inventory and other records, test results, permits and all other data and information required under Applicable Requirements for the use, maintenance and operation of the Generator Equipment, and upon request of Landlord, shall provide a copy of all such reports, records, test results and other information without cost or expense to Landlord.

The parties hereto have executed this Lease at the place and on the dates specified below their respective signatures.

LANDLORD			TENANT

AMB PROPERTY, L.P., a Delaware limited partnership			PACIFIC BIOSCIENCES OF CALIFORNIA, INC., a Delaware corporation, dba Pac Bio, Inc.

By:	AMB PROPERTY CORPORATION,		By:	/s/ Carol J. Tillis
	a Maryland corporation, its general partner		Its:	VP Finance
			Date:	9-24-09
	By:	/s/ Amy A. Pallas
		Amy A. Pallas	By:
			Its:	Secretary
	Its:	Vice President, Leasing & Mktg Director	Date:	9/24/09
	Date:	9/24/09
Tenant’s Address:

After the Commencement Date
The Premises Address

Landlord’s Address:			Prior to the Commencement Date

AMB Property, L.P., a Delaware limited partnership
c/o AMB Property Corporation
Pier l, Bay 1
San Francisco, California 94111

With a copy to:

1360 Willow Road, Suite 100
Menlo Park, California 94025

If Tenant is a CORPORATION, the authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing. The Lease must be executed by the chairman of the board, president or vice-president, and the secretary, assistant secretary, chief financial officer or any assistant treasurer, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event, the bylaws or a certified copy of the resolution, as the case may be, must be attached to this Lease.

Exhibit A

Description of Premises

This exhibit, entitled “Premises”, is and shall constitute Exhibit A to that certain Industrial Lease dated September 24, 2009 (the “Lease”), by and between AMB Property, L.P., a Delaware limited partnership (“Landlord”) and Pacific Biosciences of California, Inc., a Delaware corporation dba Pac Bio, Inc. (“Tenant”) for the leasing of certain premises commonly known as 1392 Hamilton Avenue, Menlo Park, California (the “Premises”).

The Premises consist of the rentable square footage of space specified in the Basic Provisions and has the address specified in the Basic Provisions. The Premises are a part of and are contained in the Building specified in the Basic Provisions. If set forth below (or attached), the cross-hatched area depicts the Premises within the Industrial Center:

Exhibit A, Page 1

Exhibit B

Commencement Date Certificate

Landlord:	AMB Property, L.P., a Delaware limited partnership

Tenant:	Pacific Biosciences of California, Inc., a Delaware corporation dba Pac Bio, Inc.

Lease Date:	September 24, 2009

Premises:	1392 Hamilton Avenue, Menlo Park, California 94025

Tenant hereby accepts the Premises as being in the condition required under the Lease.

The Commencement Date of the Lease is                             ,         .

The Expiration Date of the Lease is                             ,         .

LANDLORD			TENANT

AMB PROPERTY, L.P., a Delaware limited partnership			PACIFIC BIOSCIENCES OF CALIFORNIA, INC., a Delaware corporation, dba Pac Bio, Inc.

By:	AMB PROPERTY CORPORATION,		By:	/s/ Carol J. Tillis
	a Maryland corporation, its general partner		Its:	VP Finance
			Date:	9-24-09
	By:	/s/ Amy A. Pallas
		Amy A. Pallas	By:
			Its:	Secretary
	Its:	Vice President, Leasing & Mktg Director	Date:	9/24/09
	Date:	9/24/09
Tenant’s Address:

After the Commencement Date
The Premises Address

Landlord’s Address:			Prior to the Commencement Date

AMB Property, L.P., a Delaware limited partnership
c/o AMB Property Corporation
Pier 1, Bay 1
San Francisco, California 94111

With a copy to:

1360 Willow Road, Suite 100
Menlo Park, California 94025

If Tenant is a CORPORATION, the authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing. The document must be executed by the chairman of the board, president or vice-president, and the secretary, assistant secretary, chief financial officer or any assistant treasurer, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event, the bylaws or a certified copy of the resolution, as the case may be, must be attached to this document.

Exhibit B, Page 1

Exhibit D

Move Out Standards

This “Move Out Standards” (Exhibit D) is dated September 24, 2009, for the reference purposes only and is made between AMB Property, L.P., a Delaware limited partnership (“Landlord”), and Pacific Biosciences of California, Inc., a Delaware corporation dba Pac Bio, Inc. (“Tenant”), to be a part of that certain Industrial Lease (the “Lease”) concerning certain premises more commonly known as 1392 Hamilton Avenue, Menlo Park, California (the “Premises”). Landlord and Tenant agree that the Lease is hereby modified and supplemented as follows:

At the expiration or earlier termination of this Lease, and in addition to any other provisions of the Lease regarding surrender of the Premises, Tenant shall surrender the Premises in the same condition as they were upon delivery of possession thereto under the Lease, reasonable wear and tear excepted, and shall deliver all keys to Landlord. Before surrendering the Premises, Tenant shall remove all of its personal property and trade fixtures and such alterations or additions to the Premises made by Tenant as may be specified for removal by Landlord. If Tenant fails to remove its personal property, fixtures or alterations or additions upon the expiration or earlier termination of the Lease, the same shall be deemed abandoned and shall become the property of Landlord. Tenant shall be liable to Landlord for all costs and damages incurred by Landlord in removing, storing or selling such property, fixtures, alterations or additions and in restoring the Premises to the condition required pursuant to the Lease.

Notwithstanding anything to the contrary in the Lease, Tenant shall surrender the Premises, at the time of the expiration or earlier termination of the Lease, in a condition that shall include, but is not limited to, the following:

1.	Lights:	Office and warehouse lights will be fully operational with all bulbs functioning.

2.	Dock Levelers & Roll-Up Doors (if any):	Should be in good working condition.

3.	Dock Seals (if any):	Free of tears and broken backboards repaired.

4.	Warehouse Floor:	Free of stains and swept with no racking bolts and other protrusions left in the floor. Cracks should be repaired with an epoxy or polymer.

5.	Tenant-Installed Equipment & Wiring:	Removed and space returned to move-in condition when originally leased. (Remove air lines, junction boxes, conduit, etc.)

6.	Walls:	Sheetrock (drywall) damage should be patched and fire-taped so that there are no holes in either office or warehouse.

7.	Roof:	Any tenant-installed equipment must be removed and roof penetrations properly repaired by licensed roofing contractor. Active leaks must be fixed and latest landlord maintenance and repairs recommendation must have been followed.

8.	Signs:	All exterior signs must be removed and holes patched and paint touched up as necessary. All window signs should likewise be removed.

9.	Heating & Air Conditioning System:	A written report from a licensed HVAC contractor within the last three months stating that all evaporative coolers and HVAC systems arc operational and in good and safe operating condition.

10.	Overall Cleanliness:	Clean windows, sanitize bathroom(s), vacuum carpet and remove any and all debris from office and warehouse. Remove all pallets and debris from exterior of Premises.

11.	Upon Completion:	Contact Landlord’s property manager to coordinate date of turning off power, turning in keys, and obtain final Landlord inspection of Premises which, in turn, will facilitate refund of security deposit.

Landlord and Tenant agree that Exhibit F-4 contains further details regarding the condition in which the Premises shall be surrendered by Tenant at the expiration or earlier termination of the Term.

Exhibit D, Page 1

Exhibit E

Rules & Regulations

This Exhibit (Exhibit E) is dated September 24, 2009, for the reference purposes only and is made between AMB Property, L.P., a Delaware limited partnership (“Landlord”), and Pacific Biosciences of California, Inc., a Delaware corporation dba Pac Bio, Inc. (“Tenant”), to be a part of that certain Industrial Lease (the “Lease”) concerning certain premises more commonly known as 1392 Hamilton Avenue, Menlo Park, California (the “Premises”). The terms, conditions and provisions of this Exhibit E are hereby incorporated into and are made a part of the Lease. Any capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms as set forth in the Lease.

1. No advertisement, picture or sign of any sort shall be displayed on or outside the Premises or the Building without the prior written consent of Landlord. Landlord shall have the right to remove any such unapproved item without notice and at Tenant’s expense.

2. Tenant shall not regularly park motor vehicles (other than Tenant’s company owned or leased vehicles) in designated parking areas after the conclusion of normal daily business activity.

3. Tenant shall not use any method of heating or air conditioning other than that supplied by Landlord without the prior written consent of Landlord.

4. All window coverings installed by Tenant and visible from the outside of the Building require the prior written approval of Landlord.

5. Tenant shall not use, keep or permit to be used or kept any foul or noxious gas or substance or any flammable or combustible materials on or around the Premises, the Building or the Industrial Center, except as consented to by Landlord in writing as set forth in Paragraph 6 of the Lease.

6. Tenant shall not alter any lock or install any new exterior locks or bolts on any door at the Premises without providing Landlord with a duplicate key for such locks promptly following installation.

7. Tenant may make up to ten (10) duplicate keys without the prior consent of Landlord.

8. Tenant shall park motor vehicles in those general parking areas as designated by Landlord except for loading and unloading. During those periods of loading and unloading, Tenant shall not unreasonably interfere with traffic flow within the Industrial Center and loading and unloading areas of other Tenants.

9. Tenant shall not disturb, solicit or canvas any occupant of the Building or Industrial Center and shall cooperate to prevent same.

10. No person shall go on the roof without Landlord’s permission.

11. Business machines and mechanical equipment belonging to Tenant which cause noise or vibration that may be transmitted to the structure of the Building, to such a degree as to be objectionable to Landlord or other Tenants, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration.

12. All goods, including material used to store goods, delivered to the Premises of Tenant shall be immediately moved into the Premises and shall not be left in parking or receiving areas overnight.

13. Tractor trailers which must be unhooked or parked with dolly wheels beyond the concrete loading areas must use steel plates or wood blocks under the dolly wheels to prevent damage to the asphalt paving surfaces. No parking or storing of such trailers will be permitted in the auto parking areas of the Industrial Center or on streets adjacent thereto.

14. Forklifts which operate on asphalt paving areas shall only use tires that do not damage the asphalt.

15. Tenant is responsible for the storage and removal of all trash and refuse. All such trash and refuse shall be contained in suitable receptacles stored behind screened enclosures at locations approved by Landlord.

16. Tenant shall not store or permit the storage or placement of goods, or merchandise or pallets or equipment of any sort outside of the Premises nor in or around the Building, the Industrial Center or any of the Common Areas of the foregoing. No displays or sales of merchandise shall be allowed in the parking lots or other Common Areas.

17. Tenant shall not permit any animals, including, but not limited to, any household pets, to be brought or kept in or about the Premises, the Building, the Industrial Center or any of the Common Areas of the foregoing.

18. Tenant shall not permit any motor vehicles to be washed on any portion of the Premises or in the Common Areas of the Industrial Center, nor shall Tenant permit mechanical work or maintenance of motor vehicles to be performed on any portion of the Premises or in the Common Areas of the Industrial Center.

Exhibit E, Page 1

Exhibit F

Initial Tenant Improvements

This Exhibit (Exhibit F) is dated September 24, 2009, for reference purposes only and is made by and between AMB Property, L.P., a Delaware limited partnership (“Landlord”), and Pacific Biosciences of California, Inc. a Delaware corporation dba Pac Bio. Inc. (“Tenant”), to be a part of that certain Industrial Lease (“Lease”) concerning certain premises more commonly known as 1392 Hamilton Avenue. Menlo Park, California (the “Premises”). Landlord and Tenant agree that the Lease is hereby modified and supplemented as follows:

1. Tenant To Construct Initial Tenant Improvements. Subject to the provisions below, Tenant shall be solely responsible for the planning, construction and completion of certain interior tenant improvements (“Initial Tenant Improvements”) to the Premises in accordance with the terms and conditions of this Exhibit F. The Initial Tenant Improvements shall not include any of Tenant’s personal property, trade fixtures, furnishings, equipment or similar items.

2. Tenant Improvement Plans.

A. Plans and Specifications. Tenant has retained Dennis Kobza & Associates, a licensed and insured architect (“Architect”) who has prepared working architectural and engineering plans and specifications (“Plans and Specifications”) for the Initial Tenant Improvements, which Plans and Specifications are attached hereto as Exhibit F-l and incorporated herein by this reference. Such Plans and Specifications are dated September 14, 2009 and have been approved by Landlord.

B. Construction Documents. Landlord shall reasonably approve or disapprove any changes to the Plans and Specifications within five (5) days after Landlord receives changes to the Plans and Specifications and, if disapproved, Landlord shall return the revised Plans and Specifications to Tenant who shall make all necessary revisions within ten (10) days after Tenant’s receipt thereof. This procedure shall be repeated until Landlord approves, in writing, any changes to the Plans and Specifications. The term “Construction Documents,” as used in this Exhibit, means (i) the revised Plans and Specifications once approved by Landlord, if the Plans and Specifications arc modified following the date of this Lease and (ii) the Plans and Specifications, if not modified following the date of this Lease.

C. Miscellaneous. All deliveries of the Plans and Specifications, any changes to the Plans and Specifications and Construction Documents shall be delivered by messenger service, by personal hand delivery or by overnight parcel service. While Landlord has the right to approve all such plans and specifications, Landlord’s interest in doing so is to protect the Premises, the Building and Landlord’s interest. Accordingly, Tenant shall not rely upon Landlord’s approvals and Landlord shall not be the guarantor of, nor responsible for, the adequacy and correctness or accuracy of such plans and specifications, or the compliance thereof with Applicable Requirements, and Landlord shall incur no liability of any kind by reason of granting such approvals.

D. Building Standard Work. The Construction Documents shall provide that the Initial Tenant Improvements to be constructed in accordance therewith must be at least equal, in quality, to Landlord’s building standard materials, quantities and procedures then in use by Landlord.

E. Construction Agreements. Tenant hereby covenants and agrees that a provision shall be included in each and every agreement made with the Architect and the Contractor with respect to the Initial Tenant Improvements specifying that Landlord shall be a third party beneficiary thereof, including without limitation, a third party beneficiary of all covenants, representations, indemnities and warranties made by the Architect and/or Contractor.

F. Miscellaneous Work and Condition of Space. Attached to this Exhibit F as Exhibit F-4 (which is attached hereto and incorporated herein by this reference), are the following: (i) a plan of the Premises, which shows the Premises in its condition existing as of the date of this Lease, (ii) certain exhaust work to be performed by Landlord at Landlord’s sole cost, (iii) certain work Tenant intends to perform at the Premises and (iv) a plan of the Premises which shows the condition in which the Premises shall be surrendered by Tenant at the expiration or earlier termination of the Term (provided, Landlord and Tenant agree that such plan is in addition to the other terms of the Lease regarding surrender of the Premises by Tenant, including the Move Out Standards attached to the Lease as Exhibit D).

3. Permits. Tenant at its sole cost and expense shall obtain all governmental approvals of the Construction Documents to the full extent necessary for the issuance of a building permit for the Initial Tenant Improvements based upon such Construction Documents. Tenant at its sole cost and expense shall also cause to be obtained all other necessary approvals and permits from all governmental agencies having jurisdiction or authority for the construction and installation of the Initial Tenant Improvements in accordance with the approved Construction Documents. Tenant at its sole cost and expense shall undertake all steps necessary to insure that the construction of the Initial Tenant Improvements is accomplished in strict compliance with all Applicable Requirements.

4. Construction.

A. Tenant shall be solely responsible for the construction, installation and completion of the Initial Tenant Improvements in accordance with the Construction Documents approved by Landlord and is solely responsible for the payment of all amounts when payable in connection therewith without any cost or expense to Landlord. Tenant shall diligently proceed with the construction, installation and completion of the Initial Tenant Improvements in accordance with the Construction Documents and the completion schedule reasonably approved by Landlord. No material changes shall be made to the Construction Documents and the completion schedule approved by Landlord without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed.

B. Tenant at its sole cost and expense shall employ OPI Builders, a licensed, insured and bonded general contractor (“Contractor”) to construct the Initial Tenant Improvements in accordance with the Construction Documents.

Exhibit F, Page 1

The budget provided by Contractor is attached hereto as Exhibit F-2 and incorporated herein by this reference. The construction contracts between Tenant and the Contractor and between the Contractor and subcontractors shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld or delayed. Proof that the Contractor is licensed in California, is bonded as required under California law, and has the insurance specified in Exhibit F-3, attached hereto and incorporated herein by this reference, shall be provided to Landlord at the time that Tenant requests approval of the Contractor from Landlord. Tenant shall comply with or cause the Contractor to comply with all other terms and provisions of Exhibit F-3.

C. Prior to the commencement of the construction and installation of the Initial Tenant Improvements, Tenant shall provide the following to Landlord, all of which shall be to Landlord’s reasonable satisfaction:

(i) Any changes to the budget and cost breakdown for the Initial Tenant Improvements attached hereto as Exhibit F-2.

(ii) Estimated completion schedule for the Initial Tenant Improvements.

(iii) Copies of all required approvals and permits from governmental agencies having jurisdiction or authority for the construction and installation of the Initial Tenant Improvements.

(iv) Evidence of Tenant’s procurement of insurance required to be obtained pursuant to the provisions of Paragraphs 4.B and 4.G.

D. Landlord shall at all reasonable times have a right to inspect the Initial Tenant Improvements (provided Landlord does not materially interfere with the work being performed by the Contractor or its subcontractors) and Tenant shall immediately cease work upon written notice from Landlord if the Initial Tenant Improvements are not in compliance with the Construction Documents approved by Landlord. If Landlord shall give notice of faulty construction or any other deviation from the Construction Documents, Tenant shall cause the Contractor to make corrections promptly. However, neither the privilege herein granted to Landlord to make such inspections, nor the making of such inspections by Landlord, shall operate as a waiver of any rights of Landlord to require good and workmanlike construction and improvements constructed in accordance with the Construction Documents.

E. Tenant shall pay and discharge promptly and fully all claims for labor done and materials and services furnished in connection with the Initial Tenant Improvements. The Initial Tenant Improvements shall not be commenced until five (5) business days after Landlord has received notice from Tenant stating the date the construction of the Initial Tenant Improvements is to commence so that Landlord can post and record any appropriate Notice of Non-responsibility.

F. Tenant acknowledges and agrees that the agreements and covenants of Tenant in the Lease shall be fully applicable to Tenant’s construction of the Initial Tenant Improvements.

G. Tenant shall maintain, and cause to be maintained, during the construction of the Initial Tenant Improvements, at its sole cost and expense, insurance of the types and in the amounts specified in Exhibit F-3 and in the Lease, together with builders’ risk insurance for the amount of the completed value of the Initial Tenant Improvements on an all-risk non-reporting form covering all improvements under construction, including building materials, and other insurance in amounts and against such risks as the Landlord shall reasonably require in connection with the Initial Tenant Improvements.

H. No materials, equipment or fixtures shall be delivered to or installed upon the Premises pursuant to any agreement by which another party has a security interest or rights to remove or repossess such items, without the prior written consent of Landlord, which consent shall not be unreasonably withheld.

I. Landlord reserves the right to establish reasonable rules and regulations for the use of the Building during the course of construction of the Initial Tenant Improvements, including, but not limited to, construction parking, storage of materials, hours of work, use of elevators, and clean-up of construction related debris.

J. Upon completion of the Initial Tenant Improvements, Tenant shall deliver to Landlord the following, all of which shall be to Landlord’s reasonable satisfaction:

(i) Any certificates required for occupancy by the City of Menlo Park.

(ii) A Certificate of Completion signed by the Architect who prepared the Construction Documents, reasonably approved by Landlord.

(iii) A cost breakdown itemizing all expenses for the Initial Tenant Improvements, together with invoices and receipts for the same or other evidence of payment.

(iv) Final and unconditional mechanic’s lien waivers for all the Initial Tenant Improvements.

(v) A Notice of Completion for execution by Landlord, which certificate once executed by Landlord shall be recorded by Tenant in the official records of the county of San Mateo, and Tenant shall then deliver to Landlord a true and correct copy of the recorded Notice of Completion.

(vi) A true and complete copy of all as-built plans and drawings for the Initial Tenant Improvements.

5. Definition of Initial Tenant Improvement Costs.

A. “Initial Tenant Improvement Costs” means all reasonable costs and expenses associated with the design, preparation, approval, planning, construction and installation of the Initial Tenant Improvements, including all of the following:

(i) All costs of the Plans and Specification s and Construction Documents, and engineering costs associated with completion of the State of California energy utilization calculations under Title 24 legislation:

Exhibit F, Page 2

(ii) All costs of obtaining building permits and other necessary authorizations from local governmental authorities;

(iii) All costs of interior design and finish schedule plans and specifications including as-built drawings, if applicable;

(iv) All direct and indirect costs of procuring, constructing and installing the Initial Tenant Improvements in the Premises, including, but not limited to, the construction fee for overhead and profit and the cost of all on-site supervisory and administrative staff, office, equipment and temporary services rendered by the Contractor in connection with the construction of the Initial Tenant Improvements; provided, however, that the construction fee for overhead and profit, the cost of all on-site supervisory and administrative staff, office, equipment and temporary services shall not exceed amounts which are reasonable and customary for such items in the local construction industry;

(v) All fees payable to the Architect and any engineer if they are required to redesign any portion of the Initial Tenant Improvements following Tenant’s and Landlord’s approval of the Construction Documents;

(vi) Utility connection fees;

(vii) Inspection fees and filing fees payable to local governmental authorities, if any;

(viii) All costs of all permanently affixed equipment and non-trade fixtures provided for in the Construction Documents, including the cost of installation; and,

(ix) A construction management fee payable to Landlord in the amount of one percent (1%) of the Initial Tenant Improvement Costs.

6. Termination. If the Lease is terminated prior to the date on which the Initial Tenant Improvements are completed, for any reason due to the default of Tenant hereunder, in addition to any other remedies available to Landlord under the Lease. Tenant shall pay to Landlord as Additional Rent under the Lease, within five (5) days of receipt of a statement therefor, any and all costs incurred by Landlord and not reimbursed or otherwise paid by Tenant through the date of termination in connection with the Initial Tenant Improvements to the extent planned, installed and/or constructed as of such date of termination, including, but not limited to, any costs related to the removal of all or any portion of the Initial Tenant Improvements and restoration costs related thereto.

7. Lease Provisions: Conflict. The terms and provisions of the Lease, insofar as they are applicable, in whole or in part, to this Exhibit F, are hereby incorporated herein by reference. In the event of any conflict between the terms of the Lease and this Exhibit F, the terms of this Exhibit F shall prevail. Any amounts payable by Tenant lo Landlord hereunder shall be deemed to be Additional Rent under the Lease and, upon any default in the payment of same, Landlord shall have all rights and remedies available to it as provided for in the Lease.

Exhibit F, Page 3

Exhibit F-1

Architect’s Plans

Exhibit F-1, Page 1

Exhibit G

Option Term Tenant Improvements

This Exhibit (Exhibit G) is dated September 24, 2009, for the reference purposes only and is made between AMB Property. L.P., a Delaware limited partnership (“Landlord”), and Pacific Biosciences of California, Inc., a Delaware corporation dba Pac Bio, Inc. (“Tenant”), to be a part of that certain Industrial Lease (the “Lease”) concerning certain premises more commonly known as 1392 Hamilton Avenue, Menlo Park, California (the “Premises”). Landlord and Tenant agree that the Lease is hereby modified and supplemented as follows:

1. Option Term Tenant Improvements. Subject to the conditions set forth below, in the event Tenant exercises the Option described in Addendum 1, during the Extended Term, Landlord agrees to construct and install certain improvements (“Option Term Tenant Improvements”) in the Building of which the Premises are a part in accordance with the Approved Final Drawings (defined below) and pursuant to the terms of this Exhibit G.

2. Definition. “Option Term Tenant Improvements” as used in the Lease shall include only those interior improvements to be made to the Premises as specified in the Approved Final Drawings (defined below) and agreed to by Tenant and Landlord in accordance with the provisions hereof. “Option Term Tenant Improvements” shall specifically not include (i) any alterations, additions or improvements installed or constructed by Tenant, (ii) any of Tenant’s trade fixtures, racking, security equipment, equipment, furniture, furnishings, telephone and/or data equipment, telephone and/or data lines or other personal property, and (iii) any supplemental fire protection improvements or equipment, including without limitation, in-rack fire sprinklers, hose racks, reels, smoke vents, and draft curtains (collectively, “Tenant’s Installations”).

3. Tenant’s Initial Plans; the Work. Subject to Section 1 above, Tenant desires Landlord to perform certain Option Term Tenant Improvements in the Premises. The Option Term Tenant Improvements shall be in substantial accordance with a plan(s) and scope of work (collectively, the “Initial Plans”) which will be prepared by an Architect mutually agreeable to both Landlord and Tenant, after the parties meet and confer to agree upon a scope of work. Within fifteen (15) business days from the date Landlord and Tenant meet to discuss the scope of work, Landlord shall endeavor to deliver to Tenant the Initial Plans. A copy of the Initial Plans shall be executed or initialed by each of the parties, as soon as practicable thereafter. Such work, as shown in the Initial Plans and as more fully detailed in the Approved Final Drawings (as defined and described in Section 4 below), shall be hereinafter referred to as the “Work”. Not later than five (5) days after the Initial Plans are prepared and delivered to Tenant, Tenant or Tenant’s Entities shall furnish to Landlord such additional plans, drawings, specifications and finish details as Landlord may reasonably request to enable Landlord’s architects and engineers, as applicable, to prepare mechanical, electrical and plumbing plans and to prepare the Final Drawings, including, but not limited to, a final telephone layout and special electrical connections, if any. All plans, drawings, specifications and other details describing the Work which have been, or are hereafter, furnished by or on behalf of Tenant shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld. Landlord shall not be deemed to have acted unreasonably if it withholds its approval of any plans, specifications, drawings or other details or of any Change Request (hereafter defined in Section 11 below) because, in Landlord’s reasonable opinion, the work as described in any such item, or any Change Request, as the case may be: (a) is likely to adversely affect Building systems, the structure of the Building or the safety of the Building or its occupants; (b) might impair Landlord’s ability to furnish services to Tenant or other tenants in the Building; (c) would increase the cost of operating the Building or the Industrial Center; (d) would violate any Applicable Requirements; (e) contains or uses Hazardous Substances; (f) would adversely affect the appearance of the Building or the Industrial Center; (g) might adversely affect another tenant’s premises or such other tenant’s use and enjoyment of such premises; (h) is prohibited by any ground lease affecting the Building and/or the Industrial Center, any recorded matters or any mortgage, trust deed or other instrument encumbering the Building and/or the Industrial Center; (i) is likely to be substantially delayed because of unavailability or shortage of labor or materials necessary to perform such work or the difficulties or unusual nature of such work; (j) is not, at a minimum, in accordance with Landlord’s Building Standards (defined below); or (k) would increase the Option Term Tenant Improvement Costs (defined in Section 9 below) by more than twenty percent (20%) from the cost originally estimated and anticipated by the parties. The foregoing reasons, however, shall not be the only reasons for which Landlord may withhold its approval, whether or not such other reasons are similar or dissimilar to the foregoing. Neither the approval by Landlord of the Work or the Initial Plans or any other plans, specifications, drawings or other items associated with the Work nor Landlord’s performance. supervision or monitoring of the Work shall constitute any warranty or covenant by Landlord to Tenant of the adequacy of the design for Tenant’s intended use of the Premises. Tenant agrees to, and does hereby, assume full and complete responsibility to ensure that the Work and the Approved Final Drawings are adequate to fully meet the needs and requirements of Tenant’s intended operations of its business within the Premises and Tenant’s use of the Premises.

4. Final Drawings and Approved Final Drawings. If necessary for the performance of the Work, and to the extent not already included as part of the Initial Plans attached hereto, Landlord shall prepare or cause to be prepared final working drawings and specifications for the Work (the “Final Drawings”) based on and consistent with the Initial Plans and the other plans, specifications, drawings, finish details or other information furnished by Tenant or Tenant’s Entities to Landlord and approved by Landlord pursuant to Section 3 above. Tenant shall cooperate diligently with Landlord and the architect, engineer and other representatives and Tenant shall furnish within five (5) days after any request therefor, all information required by Landlord or Landlord’s architect, engineer or other representatives for completion of the Final Drawings. So long as the Final Drawings are substantially consistent with the Initial Plans, Tenant shall approve the Final Drawings within five (5) days after receipt of same from Landlord. Tenant’s failure to approve or disapprove such Final Drawings within the foregoing five (5) day time period, shall be conclusively deemed to be approval of same by Tenant. If Tenant reasonably disapproves of any mailers included in the Final Drawings because such items are not substantially consistent with the Initial Plans, Tenant shall, within the aforementioned five (5) day period, deliver lo Landlord written notice of its disapproval and Tenant shall specify in such written notice, in sufficient detail as Landlord may reasonably require, the matters disapproved, the reasons for such disapproval, and the specific changes or revisions necessary to be made to the Final Drawings to cause such drawings to substantially

Exhibit G, Page 1

conform to the Initial Plans. Any additional costs associated with such requested changes or revisions shall be included as part of the Option Term Tenant Improvement Costs (defined below). The foregoing procedure shall be followed by the parties until the Final Drawings are acceptable to both Landlord and Tenant. Landlord and Tenant shall indicate their approval of the Final Drawings by initialing each sheet of the Final Drawings and delivering to one another a true and complete copy of such initialed Final Drawings (the “Approved Final Drawings”). A true and complete copy of the Approved Final Drawings shall be executed or initialed by each of the parties, as soon as practicable thereafter. Any changes or revisions to the Approved Final Drawings requested by Tenant must first be approved by Landlord, which approval shall not be unreasonably withheld, subject to the provisions of Section 3 above. If Landlord approves such requested changes or revisions, Landlord shall cause the Approved Final Drawings to be revised accordingly and Landlord and Tenant shall initial each sheet of the Approved Final Drawings as revised. Landlord and Tenant hereby covenant to each other to cooperate with each other and to act reasonably in the preparation and approval of the Final Drawings and the Approved Final Drawings.

5. Performance of Work. As soon as practicable after Tenant and Landlord initial a true and complete copy of the Approved Final Drawings, Landlord shall submit the Approved Final Drawings to the governmental authorities having rights of approval over the Work and shall apply for the necessary approvals and building permits. Subject lo the satisfaction of all conditions precedent and subsequent to its obligations under this document, and further subject to the provisions of Section 10 hereof, as soon as practicable after Landlord or its representatives have received all necessary approvals and building permits, Landlord will put the Approved Final Drawings out for bid to one or more licensed, bonded and insured general contractors which are reasonably acceptable to Tenant. The Option Term Tenant Improvements shall be constructed by a general contractor selected by Landlord and reasonably acceptable to Tenant (the “General Contractor”). Landlord shall commence construction, or cause the commencement of construction by the General Contractor, of the Option Term Tenant Improvements, as soon as practicable after selection of the General Contractor. Except as hereinafter expressly provided to the contrary, Landlord shall cause the performance of the Work using (except as may be stated or otherwise shown in the Approved Final Drawings) building standard materials, quantities and procedures then in use by Landlord (“Building Standards”).

6. Substantial Completion. Landlord and Tenant shall cause the General Contractor to Substantially Complete (defined below) the Option Term Tenant Improvements in accordance with the Approved Final Drawings within a commercially reasonable lime, subject to delays due to (a) acts or events beyond its control including, but not limited to, acts of God, earthquakes, strikes, lockouts, boycotts, casualties, discontinuance of any utility or other service required for performance of the Work, moratoriums, governmental agencies, delays on the part of governmental agencies and weather, (b) the lack of availability or shortage of specialized materials used in the construction of the Option Term Tenant Improvements, (c) any matters beyond the control of Landlord, the General Contractor or any subcontractors, (d) any changes required by the fire department, building and/or planning department, building inspectors or any other agency having jurisdiction over the Building, the Work and/or the Option Term Tenant Improvements (except to the extent such changes are directly attributable to Tenant’s use or Tenant’s specialized tenant improvements, in which event such delays are considered Tenant Delays) (the events and matters set forth in Subsections (a), (b), (c) and (d) are collectively referred to as “Force Majeure Delays”), or (e) any Tenant Delays (defined in Section 7 below). The Option Term Tenant Improvements shall be deemed substantially complete on the earlier of the date that the General Contractor issues to Landlord a notice of substantial completion or the date that the building officials of the applicable governmental agency(s) issues its final approval of the construction of the Option Term Tenant Improvements whether in the form of the issuance of a final permit, certificate of occupancy or the written approval evidencing its final inspection on the building permit(s) (“Substantial Completion”, or “Substantially Completed”, or “Substantially Complete”). Tenant hereby acknowledges and agrees that the term “Substantial Completion” of the Option Term Tenant Improvements as used herein will not include the completion of any work associated with Tenant’s Installations, including without limitation, Tenant’s high-pile storage requirements, Tenant’s racking systems, and work related to any requirements of governmental and regulatory agencies with respect to any of Tenant’s Installations. Landlord and Tenant acknowledge and agree that the Option Term Tenant Improvements will be installed and constructed by Landlord in the Premises during the period of Tenant’s occupancy of the Premises; however the completion of such Option Term Tenant Improvements therein shall not affect Tenant’s obligation to pay Rent and to perform all of Tenant’s covenants and obligations under the Lease. Tenant hereby expressly (i) agrees that Tenant shall have no right or claim to any abatement, offset or other deduction of the amount of Rent payable by Tenant for the Premises due to the installation and construction of any of the Option Term Tenant Improvements, (ii) grants Landlord access to any and all of the Premises to perform the Option Term Tenant Improvements, (iii) waives any rights or claims Tenant may have at law or in equity with respect to any interference with Tenant’s conduct of its operations in and about the Premises during the pendency of the work associated with the Option Term Tenant Improvements, (iv) agrees to use commercially reasonable efforts to not interfere, and to not allow any of Tenant’s Entities to interfere, with Landlord and its contractors, representatives and consultants in the performance of the work associated with the completion of the Option Term Tenant Improvements, and (v) agrees that Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees shall fully cooperate, work in harmony and not, in any manner, unreasonably interfere with Landlord or Landlord’s agents or representatives in performing any of the aforementioned work and any additional work related thereto, Landlord’s work in other areas of the Building or the Industrial Center, or the general operation of the Building. Subject to the provisions of the Lease, the Option Term Tenant Improvements shall belong to Landlord and shall be deemed to be incorporated into the Premises for all purposes of the Lease, unless Landlord, in writing, indicates otherwise to Tenant.

7. Tenant Delays. The following events or occurrences, among other events or occurrences attributable to Tenant and/or any of Tenant’s Entities or Tenant’s intended use of the Premises (collectively, “Tenant Delays”), shall delay Substantial Completion: (a) delays related to changes made or requested by Tenant to the Work and/or the Approved Final Drawings; (b) the failure of Tenant to furnish all or any plans, drawings, specifications, finish details or other information required under Sections 3 and 4 above; (c) the failure of Tenant to comply with the requirements of Section 10 below; (d) Tenant’s requirements for special work or materials, finishes, or installations other than the Building Standards or Tenant’s requirements for special construction or phasing; (e) any changes required by the fire department, building or planning department, building inspectors or any other agency having jurisdiction over the Building, the Work and/or the Option Term Tenant Improvements if such changes are directly attributable to Tenant’s use or Tenant’s specialized tenant improvements; (f) the completion of any work associated with Tenant’s Installations, including without limitation, Tenant’s high-pile storage requirements, Tenant’s racking systems, and work related to any

Exhibit G, Page 2

requirements of governmental and regulatory agencies with respect to any of Tenant’s Installations; (g) the performance of any additional work pursuant to a Change Request that is requested by Tenant; (h) the performance of work in or about the Premises by any person, firm or corporation employed by or on behalf of Tenant, including, without limitation, any failure to complete or any delay in the completion of such work; and/or (i) any and all delays caused by or arising from acts or omissions of Tenant and/or Tenant’s Entities, in any manner whatsoever, including, but not limited to, any and ail revisions to the Approved Final Drawings. Any delays in the construction of the Option Term Tenant Improvements due to any of the events described above, shall in no way extend or affect Tenant’s Rent payments under the terms of the Lease. It is the intention of the parties that all of such delays will be considered Tenant Delays for which Tenant shall be wholly and completely responsible for any and all consequences related to such delays, including, without limitation, any costs and expenses attributable to increases in labor or materials.

8. Option Term Tenant Improvement Allowance. In the event Tenant exercises the Option set forth in Addendum 1, Landlord shall provide an allowance for (he planning and construction of the Option Term Tenant Improvements for the Work to be performed in the Premises during the Extended Term, as described in the Initial Plans and the Approved Final Drawings, in the amount of Three Hundred Thirty Four Thousand and Five Dollars ($334,005.00) (the “Option Term Tenant Improvement Allowance”); provided, however. Tenant may utilize the Option Term Tenant Improvement Allowance for the Option Term Tenant Improvement Costs or to reimburse Tenant for the Initial Tenant Improvement Costs described in Exhibit F to this Lease. Tenant shall not be entitled to any credit, abatement or payment from Landlord in the event that the amount of the Option Term Tenant Improvement Allowance specified above exceeds the actual Option Term Tenant Improvement Costs (and/or Initial Tenant Improvement Costs). The Option Term Tenant Improvement Allowance shall only be used for tenant improvements typically installed by Landlord in buildings similar to that of which the Premises are located. The Option Term Tenant Improvement Allowance shall be the maximum contribution by Landlord for the Option Term Tenant Improvement Costs (and Initial Tenant Improvement Costs) and shall be subject to the provisions of Section 10 below. Landlord shall have no obligation to credit to Tenant all or any portion of the Option Term Tenant Improvement Allowance unless Tenant timely complies with all time requirements hereunder such that all work is completed and the Option Term Tenant Improvement Allowance is to be paid or credited, as applicable, within twenty four (24) months following the commencement of the Extended Term (as defined in Addendum 1 to this Lease).

9. Option Term Tenant Improvement Costs. The Option Term Tenant Improvements’ cost (the “Option Term Tenant Improvement Costs”) shall mean and include any and all costs and expenses of the Work, including, without limitation, all of the following:

(a) All costs of preliminary space planning and final architectural and engineering plans and specifications (including, without limitation, the scope of work, all plans and specifications, the Initial Plans, the Final Drawings and the Approved Final Drawings) for the Option Term Tenant Improvements, and architectural fees, engineering costs and fees, and other costs associated with completion of said plans;

(b) All costs of obtaining building permits and other necessary authorizations and approvals from the City of Menlo Park and other applicable agencies and jurisdictions;

(c) All costs of interior design and finish schedule plans and specifications including as-built drawings;

(d) All direct and indirect costs of procuring, constructing and installing the Option Term Tenant Improvements in the Premises, including, but not limited to, the construction fee for overhead and profit, the cost of all on-site supervisory and administrative staff, office, equipment and temporary services rendered by Landlord’s consultants and the General Contractor in connection with construction of the Option Term Tenant Improvements, and all labor (including overtime) and materials constituting the Work;

(e) All fees payable to the General Contractor, architect and Landlord’s engineering firm if they are required by Tenant to redesign any portion of the Option Term Tenant Improvements following Tenant’s approval of the Approved Final Drawings: and

(f) A construction management fee payable to Landlord in an amount equal to three percent (3%) of all of the expenses or the Work, including, without limitation, direct and indirect costs of designing, procuring, constructing and installing the Option Term Tenant Improvements in the Premises and the Building.

10. Excess Option Term Tenant Improvement Costs. The term “Excess Option Term Tenant Improvement Costs” as used herein shall mean and refer to the aggregate of (i) all costs related to any and all Change Requests/Change Orders, and (ii) the amount by which the actual Option Term Tenant Improvement Costs (exclusive of all costs referred to in item (i) above) exceed the Option Term Tenant Improvement Allowance, subject to the terms of Sections 1 and 8 above and the remaining provisions of this Section 10. Tenant shall faithfully pay all of the Excess Option Term Tenant Improvement Costs to Landlord, in cash, within ten (10) days of Landlord’s delivery to Tenant of a written demand therefor together with a reconciliation of such costs. No Work shall be commenced until Tenant has fully complied with the preceding provisions of this Section 10. If Tenant fails to remit the sums so demanded by Landlord pursuant to Section 8 above and this Section 10 within the time periods required, Landlord may, at its option, declare Tenant in default under the Lease.

11. Change Requests. No changes or revisions to the Approved Final Drawings shall be made by either Landlord or Tenant unless approved in writing by both parties. Upon Tenant’s request and submission by Tenant (at Tenant’s sole cost and expense) of the necessary information and/or plans and specifications for any changes or revisions to the Approved Final Drawings and/or for any work other than the Work described in the Approved Final Drawings (“Change Requests”) and the approval by Landlord of such Change Request(s), which approval Landlord agrees shall not be unreasonably withheld, Landlord shall perform the additional work associated with the approved Change Request(s), at Tenant’s sole cost and expense, subject, however, to the following provisions of this Section 11. Prior to commencing any additional work related to the approved Change Request(s), Landlord shall submit to Tenant a written statement of the cost of such additional work and a proposed tenant change order therefor (“Change Order”) in the standard form then in use by Landlord. Tenant shall execute and deliver to Landlord such Change Order and shall pay the entire cost of such additional work in the following described manner. Any costs related to such approved Change Request(s), Change Order and any delays associated therewith, shall be added to the Option Term Tenant Improvement Costs and shall be paid for by Tenant as and with any Excess Option Term Tenant Improvement Costs as set forth in Section 10 above. The

Exhibit G, Page 3

billing for such additional costs lo Tenant shall be accompanied by evidence of the amounts billed as is customarily used in the business. Costs related to approved Change Requests and Change Orders shall include without limitation, any architectural or design fees. Landlord’s construction fee for overhead and profit, the cost of all on-site supervisory and administrative staff, office, equipment and temporary services rendered by Landlord and/or Landlord’s consultants, and the General Contractor’s price for effecting the change. If Tenant fails to execute or deliver such Change Order, or to pay the costs related thereto, then Landlord shall not be obligated to do any additional work related to such approved Change Request(s) and/or Change Orders, and Landlord may proceed to perform only the Work, as specified in the Approved Final Drawings. Landlord shall equitably adjust the amount of the Option Term Tenant Improvement Costs for any deletions in the scope of the Work.

12. Termination. If the Lease is terminated for any reason due to the default of Tenant hereunder, in addition to any other remedies available to Landlord under the Lease, Tenant shall pay to Landlord as Additional Rent under the Lease, within five (5) days of receipt of a statement therefor, on a pro rata basis based upon the number of months of the Extended Term then remaining on the Lease as of the date of such default over the total number of months in the Extended Term, any and all costs incurred by Landlord and not reimbursed or otherwise paid by Tenant through the date of termination in connection with the Option Term Tenant Improvements to the extent planned, installed and/or constructed as of such date of termination, including, but not limited to, any costs related to the removal of all or any portion of the Option Term Tenant Improvements and restoration costs related thereto. Subject to the provisions of the Lease, upon the expiration or earlier termination of the Lease, Tenant shall not be permitted to remove the Option Term Tenant Improvements it being the intention of the parties that the Option Term Tenant Improvements are to be considered incorporated into the Building. From and after the date on which the Lease is terminated, Tenant and Landlord shall have no further rights, obligations or claims with respect to each other arising from the Lease, except for those obligations of Tenant under the Lease which expressly survive and continue after the termination or expiration of the Lease.

13. Lease Provisions; Conflict. The terms and provisions of the Lease, insofar as they are applicable, in whole or in part, to this Exhibit G, are hereby incorporated herein by reference. In the event of any conflict between the terms of the Lease and this Exhibit G, the terms of this Exhibit G shall prevail. Any amounts payable by Tenant to Landlord under this Exhibit G shall be deemed to be Additional Rent under the Lease and, upon any default in the payment of same, Landlord shall have all rights and remedies available to it as provided for in the Lease.

Exhibit G, Page 4

Exhibit H

List of Cubicles and Equipment

16 cubicles

32 overheads

16 box box pedestal

16 box box file pedestal

3 break room tables

7 break room chairs

2 pest control bug zappers

2 two drawer lateral file cabinets

Conference Room 103

Conference room table

20 chairs

Room 102

1 desk

1 overhead

2 chairs

Room 101

1 desk

1 table

1 filing cabinet 5 drawer

2 chairs

Room 131

1 bookshelf

1 desk

1 chair

Room 132

1 bookshelf

2 chairs

1 cork board

Room 133

1 desk

1 two drawer lateral

1 chair

1 bookshelf

3 boilers B1, B2 and B3

1 air compressor – atlas copco SF8 with 2 air dryers

1 Dl/Ro system

1 WFI system

1 water heater

1 autoclave

1 siemens bldg management system with computer

1 lyophilizer

Exhibit H, Page 1

Addendum 1

Option to Extend

This Addendum 1 (the “Addendum”) is incorporated as a part of that certain Industrial Lease dated September 24, 2009 (the “Lease”), by and between AMB Property, L.P., a Delaware limited partnership (“Landlord”), and Pacific Biosciences of California, Inc., a Delaware corporation dba Pac Bio, Inc. (“Tenant”), for the leasing of those certain premises commonly known as 1392 Hamilton Avenue, Menlo Park, California, as more particularly described in Exhibit A to the Lease (the “Premises”). Any capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms as set forth in the Lease.

1. Grant of Extension Option. Subject to the provisions, limitations and conditions set forth in Paragraph 5 below, Tenant shall have an Option (“Option”) to extend the initial Term of the Lease so that the Term is coterminus with the term of the Hamilton Court Lease (“Extended Term”); provided, in the event the Hamilton Court Lease is not executed and delivered by Landlord and Tenant on or before January 1, 2010, the Option contained in this Addendum 2 shall be to extend the initial Term of the Lease for a period of three (3) years and the term “Extended Term” shall mean such three (3) year period.

2. Tenant’s Option Notice. Tenant shall have the right to deliver written notice to Landlord of its intent to exercise this Option (the “Option Notice”). If Landlord does not receive the Option Notice from Tenant on a date which is not less than one hundred twenty (120) days prior to the end of the initial Term of the Lease, all rights under this Option shall automatically terminate and shall be of no further force or effect. Upon the proper exercise of this Option, subject to the provisions, limitations and conditions set forth in Paragraph 5 below, the initial Term of the Lease shall be extended for the Extended Term.

3. Monthly Base Rent for the Extended Term; Tenant Improvement Allowance.

(a) The monthly Base Rent for the Premises for the first (1st) year of the Extended Term shall be Thirty One Thousand One Hundred Seventy Three and 80/100 Dollars ($31,173.80) and such Base Rent shall increase annually during the Extended Term by an amount equal to three percent (3%) of the Base Rent paid during the immediately preceding annual period.

(b) Subject to the terms of Exhibit G to this Lease, the Option Term Tenant Improvement Allowance may be partially or wholly utilized by Tenant during the Extended Term.

(c) Tenant shall have no other right to extend the Term of the Lease under this Addendum unless Landlord and Tenant otherwise agree in writing.

4. Condition of Premises for the Extended Term. If Tenant timely and properly exercises this Option, in strict accordance with the terms contained herein, Tenant shall accept the Premises in its then “As-Is” condition and, accordingly, Landlord shall not be required to perform any additional improvements to the Premises. Tenant shall not be responsible for brokerage commissions payable to a broker procured or hired by Tenant in connection with the Option if Landlord has agreed to pay such commission.

5. Limitations On, and Conditions To, Extension Option. This Option is personal to Tenant and may not be assigned, voluntarily or involuntarily, separate from or as part of the Lease. At Landlord’s option, all rights of Tenant under this Option shall terminate and be of no force or effect if any of the following individual events occur or any combination thereof occur: (1) Tenant has been in default at any time during the initial Term of the Lease, or is in default of any provision of the Lease on the date Landlord receives the Option Notice; and/or (2) Tenant has assigned its rights and obligations under all or part of the Lease or Tenant has subleased all or part of the Premises; and/or (3) Tenant’s financial condition is unacceptable to Landlord at the time the Option Notice is delivered to Landlord; and/or (4) Tenant has failed to exercise properly this Option in a timely manner in strict accordance with the provisions of this Addendum; and/or (5) Tenant no longer has possession of all or any part of the Premises under the Lease, or if the Lease has been terminated earlier, pursuant to the terms and provisions of the Lease.

6. Time is of the Essence. Time is of the essence with respect to each and every time period described in this Addendum.

Addendum 1, Page 1